UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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CAPITAL BANK CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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333 Fayetteville Street
Raleigh, North Carolina 27601

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held on May 24, 2007

To Our Shareholders:

We cordially invite you to attend the 2007 Annual Meeting of Shareholders of Capital Bank Corporation, which we are holding on Thursday, May 24, 2007 at 5:00 p.m. at the Sheraton Raleigh Hotel located at 421 S. Salisbury Street, Raleigh, NC 27601 for the following purposes:

(1)	To elect six nominees to serve as Class I directors with terms continuing until the Annual Meeting of Shareholders in 2010;

(2)
To ratify the action of the Audit Committee of the Board of Directors in appointing Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007;

(3)	To approve the reservation of 125,000 additional shares of Capital Bank Corporation common stock for issuance under the Capital Bank Corporation Deferred Compensation Plan for Outside Directors; and

(4)	To transact such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement of the meeting.

Shareholders of record at the close of business on April 12, 2007 are entitled to notice and to vote at the Annual Meeting and any and all adjournments or postponements of the meeting.

It is important that your shares be represented at the meeting, regardless of the number of shares you may hold. Even though you may plan to attend the meeting in person, please complete and return the enclosed proxy in the envelope provided. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors

/s/ B. Grant Yarber
B. Grant Yarber
Chief Executive Officer

Raleigh, North Carolina
April 27, 2007

CAPITAL BANK CORPORATION
333 Fayetteville Street
Raleigh, North Carolina 27601

PROXY STATEMENT

Annual Meeting of Shareholders To Be Held on May 24, 2007

This Proxy Statement and the accompanying proxy card are being furnished to shareholders of Capital Bank Corporation (the “Company”) on or about April 27, 2007, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 24, 2007 at 5:00 p.m. at the Sheraton Raleigh Hotel located at 421 S. Salisbury Street, Raleigh, NC 27601, and at any adjournment or postponement. All expenses incurred in connection with this solicitation will be paid by the Company. In addition to solicitation by mail, certain officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone or other personal communication means.

Purposes of the Annual Meeting

The principal purposes of the meeting are:

•	to elect six nominees to serve as Class I directors with terms continuing until the Annual Meeting of Shareholders in 2010;

•
to ratify the action of the Audit Committee of the Board of Directors in appointing Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007;

•	to approve the reservation of 125,000 additional shares of Capital Bank Corporation common stock for issuance under the Capital Bank Corporation Deferred Compensation Plan for Outside Directors; and

•	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised. Proxies may be revoked by:

•	filing with the Secretary of the Company written notice of revocation;

•	duly executing a subsequent proxy and filing it with the Secretary of the Company before the revoked proxy is exercised; or

•	attending the Annual Meeting and voting in person.

If the proxy card is signed and returned, but voting directions are not made, the proxy will be voted in favor of the proposals set forth in the accompanying proxy card and described in this Proxy Statement.

Record Date and Voting Rights

The Board of Directors has fixed the close of business on April 12, 2007 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements of the meeting. As of the close of business on April 12, 2007, the Company had outstanding 11,443,030 shares of its common stock, no par value per share (the “Common Stock”), the holders of which, or their proxies, are entitled to one vote per share. Unless otherwise stated in this Proxy Statement, the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote at the meeting will constitute a quorum.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information as of April 12, 2007 regarding shares of Common Stock owned of record or known by the Company to be owned beneficially by (i) each director, (ii) each director nominee, (iii) each executive officer named in the Summary Compensation Table in this Proxy Statement, (iv) all those known by the Company to beneficially own more than 5% of the Common Stock, and (v) all directors and executive officers as a group. The persons listed below have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent that such power may be shared with a spouse or as otherwise set forth in the footnotes. The mailing address of each of the directors and executive officers is in care of the Company’s address.

The percentages shown below have been calculated based on 11,443,030 total shares of Common Stock outstanding as of April 12, 2007.

Name of Beneficial Owner	Aggregate Number of Shares Beneficially Owned (1)(2)	Acquirable within 60 Days (3)	Percent of Class

5% Shareholders
Maurice J. Koury (4)	906,592	-	7.92%

Jeffrey L. Gendell (5): Tontine Financial Partners, LP and Tontine Management, LLC Tontine Overseas Associates, LLC	689,088 156,365	- -	6.02% 1.37%

Directors and Director Nominees
Charles F. Atkins (6)	79,231	12,000	*
James A. Barnwell, Jr.	85,940	-	*
Leopold I. Cohen (7)	39,602	12,750	*
John F. Grimes, III (8)	21,360	2,000	*
Robert L. Jones (9)	43,813	13,500	*
O. A. Keller, III (10)	112,036	22,800	1.18%
Oscar A. Keller, Jr. (11)	74,779	16,750	*
Ernest A. Koury, Jr. (12)	3,935	-	*
James G. McClure, Jr. (13)	59,641	-	*
James D. Moser, Jr. (14)	50,054	3,000	*
George R. Perkins, III (15)	108,234	12,000	1.05%
Don W. Perry (16)	68,947	12,500	*
Carl H. Ricker, Jr. (17)	289,968	5,487	2.58%
Richard H. Shirley	81,792	-	*
J. Rex Thomas (18)	30,698	12,750	*
Samuel J. Wornom, III (19)	45,608	14,750	*
B. Grant Yarber (20)	12,101	30,000	*

Named Executive Officers
A. Christine Baker (21)	97,530	-	*
Mark J. Redmond (22)	2,423	5,000	*

All directors and executive officers as a group (19 persons) (23)	1,307,692	175,287	12.76%

* Less than one percent

(1)
The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the securities.

(2)
Amounts do not include the number of stock units credited to the account of each nonemployee director participating in the Company’s Amended and Restated Deferred Compensation Plan for Outside Directors. These units are payable, at the sole discretion of the Company, either in shares of Common Stock or cash following termination of service or, in certain circumstances, on a date designated by the participant, and do not have current voting or investment power. The number of stock units credited to the accounts of the directors and director nominees as of April 12, 2007, is as follows: 1,874 stock units for Mr. Atkins; 4,899 stock units for Mr. Cohen; 2,055 stock units for Mr. Grimes; 1,711 stock units for Mr. Jones; 21,076 stock units for Mr. O. A. Keller, III; 1,551 stock units for Mr. McClure; 2,097 stock units for Mr. Moser; 1,872 stock units for Mr. Perkins; 1,971 stock units for Mr. Perry; 2,861 stock units for Mr. Ricker; 2,056 stock units for Mr. Thomas; and 11,150 stock units for Mr. Wornom.

(3)	Reflects the number of shares of Common Stock that could be purchased by exercise of options to purchase Common Stock on April 12, 2007 or within 60 days thereafter under stock option plans.

(4)
Based solely on review of Schedule 13G filed with the SEC on January 16, 2007, which shows that: (a) Maurice J. Koury is the beneficial owner of the aggregate of 906,592 shares of Common Stock, which includes 767,592 shares held in Mr. Koury’s own name and 139,000 shares held by the Maurice & Ann Koury Charitable Trust, a charitable remainder trust in which Mr. Koury is the sole trustee; and (b) the aggregate number of shares of Common Stock does not include 42,608 shares held by the Maurice J. Koury Foundation, Inc. (the “Foundation”) and 39,260 shares held by Carolina Hosiery Mills, Inc. Mr. Koury is one of four directors and president of the Foundation; and a director, president and 23.6% shareholder of Carolina Hosiery Mills. Mr. Koury may have input into decisions concerning the voting power over the shares held by the Foundation and Carolina Hosiery Mills in certain limited circumstances. The business address of Mr. Koury is P.O. Drawer 850, Burlington, North Carolina 27216. Mr. Koury is the uncle of Ernest A. Koury, Jr., one of the Company’s directors.

(5)
Based solely on review of Schedule 13G/A filed with the SEC on January 29, 2007, which shows that: (a) Tontine Financial Partners, LP, a Delaware limited partnership (“TFP”), and Tontine Management, LLC, a Delaware limited liability company (“TM”), share beneficial ownership of 689,088 shares of Common Stock; (b) Tontine Overseas Associates, LLC, a Delaware limited liability company (“TOA”), which serves as the investment manager to TFP Overseas Fund, Ltd., a company organized under the laws of the Cayman Islands (“TFPO”), beneficially owns 156,365 shares of Common Stock; and (c) Jeffrey L. Gendell may be deemed to be the beneficial owner of the aggregate of 845,453 shares of Common Stock beneficially owned by TFP, TM and TFPO as a result of his status as managing member of TM (the general partner of TFP, with the power to direct the affairs of TFP, including decisions respecting the receipt of dividends from, and the disposition of the proceeds from the sale of, the shares of Common Stock) and managing member of TOA. The address of the principal business and principal office of TFP, TM and TFPO is 55 Railroad Avenue, Greenwich, Connecticut 06830. The business address of Mr. Gendell is 55 Railroad Avenue, Greenwich, Connecticut 06830.

(6)
Includes 50,000 shares held by AGA Corporation, of which Mr. Atkins owns 19.8% of the outstanding stock; 11,565 shares held by AK&K Corporation, of which Mr. Atkins owns 25.0% of the outstanding stock; and 1,000 shares held by Taboys Corporation, a company wholly owned by Mr. Atkins. From time to time, the shares held by AGA Corporation and AK&K Corporation may be pledged in the ordinary course of business.

(7)
Includes 200 shares held by Mr. Cohen’s wife and 4,590 shares held in Mr. Cohen’s personal pension plan of Lee Iron and Metal Co., Inc., a company in which Mr. Cohen and his family are the principal stockholders.

(8)	Includes 2,560 shares held by Mr. Grimes’ wife, 940 shares held in an Individual Retirement Account (“IRA”), and 1,100 shares held by Mr. Grimes’ wife in her IRA.

(9)	Includes 1,000 shares held by Mr. Jones’ wife, 2,000 shares held in an IRA, 23,500 shares held by the Sheridan Trust, and 6,000 shares held by the Robert L. Jones Charitable Foundation.

(10)	Includes 19,136 shares held jointly with Mr. Keller’s wife, 26,066 shares held in IRAs, and 4,256 shares held as custodian by Mr. Keller for his children and grandchildren.

(11)
Includes 41,500 shares held jointly with Mr. Keller’s wife and 22,500 shares held by Parkview Retirement Home, Inc., a company wholly owned by Mr. Keller. Oscar A. Keller, Jr. is the father of O. A. Keller, III.

(12)	Includes 1,500 shares held as custodian for Mr. Koury’s daughter.

(13)	Includes 16,225 shares held jointly with Mr. McClure’s wife, 5,381 shares held by Mr. McClure’s wife, and 38,035 shares held in IRAs.

(14)	Includes 7,817 shares held by Mr. Moser’s wife.

(15)	Includes 64,115 shares held by Mr. Perkins’ father, for which Mr. Perkins has a proxy to vote.

(16)
Includes 7,500 shares held by Mr. Perry’s wife, 1,800 shares held as custodian for Mr. Perry’s minor children, and 44,265 shares held by Lee Brick & Tile Company, of which Mr. Perry owns 4.0% of the outstanding ownership interests.

(17)	Includes 77 shares held in an IRA.

(18)	Includes 14,300 shares held by Mr. Thomas’ wife and 1,018 shares held by Mr. Thomas’ wife as custodian for their daughter.

(19)	Includes 2,112 shares held in trust for the benefit of Mr. Wornom’s two grandchildren, of which Mr. Wornom serves as a trustee, and 2,053 shares held by a family limited partnership.

(20)
Includes 500 shares held jointly with Mr. Yarber’s wife, 400 shares held as custodian for Mr. Yarber’s minor children, 2,470 shares held in an IRA, and 1,121 shares held in the Company’s 401(k) Retirement Plan.

(21)
Includes 19,721 shares held as custodian for Ms. Baker’s daughter, 45,295 shares held by the 1st State Bank Employee Stock Ownership Plan, 320 shares held in the Company’s 401(k) Retirement Plan, and 504 shares held in an IRA.

(22)	Includes 1,923 shares held in an IRA.

(23)
Includes all shares reflected in this table as beneficially owned by each director of the Company, and by Mr. Yarber, Ms. Baker and Mr. Redmond, each of whom are named executive officers of the Company.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

General

The Board of Directors oversees the Company’s business and affairs and monitors the performance of management. In accordance with traditional corporate governance principles, the Board of Directors does not involve itself in day-to-day operations. Instead, directors keep themselves informed through, among other things, discussions with the Company’s chief executive officer, other key executives and principal external advisers (legal counsel, outside auditors, investment bankers and other consultants), reading reports and other materials that are provided to them, and by participating in board and committee meetings.

The Board of Directors is divided into three classes, as nearly equal in number as possible. Each year the shareholders elect the members of one of the three classes to a three-year term of office. The term of office of the Class I directors expires at the 2007 Annual Meeting of Shareholders, the term of office of the Class II directors expires at the 2008 Annual Meeting of Shareholders, and the term of office of the Class III directors expires at the 2009 Annual Meeting, or in any event at such time as their respective successors are duly elected and qualified or their earlier resignation, death or removal from office. William C. Burkhardt, a member of Class III, resigned from the Board of Directors effective December 31, 2006 for personal reasons. The Board of Directors has elected not to fill this vacancy as the post-resignation composition of the board is believed to be adequate at this time. Pursuant to the Company’s Bylaws, the term of office of directors who were elected by the board or shareholders to fill a vacancy (whether caused by a resignation, an increase in the number of directors or otherwise) expires at the next meeting of shareholders at which directors of that class are elected. Six of the Class I directors are standing for election at the Annual Meeting: Charles F. Atkins, Oscar A. Keller, Jr., James G. McClure, Jr., James D. Moser, Jr., Don W. Perry and B. Grant Yarber.

The Board of Directors, in its business judgment, has made an affirmative determination that each of the directors in Class II and Class III (except William C. Burkhardt), and each nominee for director in Class I (except B. Grant Yarber) meet the definition of “independent director” as that term is defined in Nasdaq Marketplace Rules. In determining director independence, the Board of Directors broadly considers all relevant facts and circumstances, including Nasdaq Marketplace Rules. The Board of Directors considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director is free of any relationship with the Company or its management that may impair the director’s ability to make independent judgments. Particular attention is paid to whether a director is independent from management and to any credit relationships that may exist with a director or a related interest.

Federal Reserve Board Regulation O requires loans made to executive officers and directors to be made on substantially the same terms, including interest rates and collateral, and following credit underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by Capital Bank with other persons. Such loans also may not involve more than the normal risk of repayment or present other unfavorable features. Additionally, no event of default may have occurred (that is, such loans are not disclosed as nonaccrual, past due, restructured, or potential problems). The Board of Directors reviews any credit to a director or his or her related interests that has become criticized in order to determine the impact that such classification has on the director’s independence.

In connection with its determination of independence, the Board of Directors considered certain credit transactions with directors or his or her related interests during 2006 that it determined were consistent with the Regulation O criteria set forth above.

The following table lists the directors of the Company and the classes in which they serve as of the date of this Proxy Statement:

Class I	Class II	Class III
(Term Expiring 2007)	(Term Expiring 2008)	(Term Expiring 2009)

Charles F. Atkins	James A. Barnwell, Jr.	Leopold I. Cohen
Oscar A. Keller, Jr.	John F. Grimes, III	O. A. Keller, III
James G. McClure, Jr.	Robert L. Jones	Ernest A. Koury, Jr.
James D. Moser, Jr.	Richard H. Shirley	George R. Perkins, III
Don W. Perry	J. Rex Thomas	Carl H. Ricker, Jr.
B. Grant Yarber	Samuel J. Wornom, III

Besides the family relationship between Oscar A. Keller, Jr. and O. A. Keller, III, there are no family relationships among the Company’s other directors, director nominees or executive officers. There are no material proceedings to which any of the Company’s directors, director nominees or executive officers, or any associate of any of the Company’s directors, director nominees or executive officers, is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

To the Company’s knowledge, none of its directors, director nominees or executive officers has been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors) and none of its directors, director nominees or executive officers was a party to any judicial or administrative proceeding during the last five years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Board of Directors Meetings

The Board of Directors met twelve times during 2006. In addition, the Company’s independent directors held six meetings in executive session without management or management directors during 2006. No director attended fewer than 75% of the total number of Board of Directors meetings held during 2006 and the total number of meetings held by committees of the board on which he served.

Policy on Attendance at Annual Meetings of Shareholders. The Company does not have a stated policy, but encourages its directors to attend each Annual Meeting of Shareholders. At last year’s Annual Meeting of Shareholders, held on May 25, 2006, sixteen of the Company’s eighteen directors were present and in attendance.

Board of Directors Committees

The Board of Directors has three standing committees, the Executive Committee, the Audit Committee and the Compensation/Human Resources Committee.

Executive Committee. Subject to applicable law, the Executive Committee has the authority to exercise all powers of the Board of Directors during intervals between meetings of the board. During 2006, the Executive Committee met five times. The members of the Executive Committee for 2006 were Carl H. Ricker, Jr. (Chairman), James A. Barnwell, Jr., Robert L. Jones, O. A. Keller, III, Don W. Perry and B. Grant Yarber.

Audit Committee. The Audit Committee was established by the Board of Directors to oversee the Company’s accounting and financial reporting process, including the Company’s internal control over financial reporting and audits of the Company’s financial statements. In connection with such oversight responsibilities, the Audit Committee reviews the results and scope of the audit and other services provided by the Company’s independent registered public accounting firm. The Audit Committee also has the sole authority and responsibility to select, determine compensation of, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee operates pursuant to a charter that is available on our website at www.capitalbank-nc.com or free of charge upon written request to the attention of A. Christine Baker, Capital Bank Corporation, 333 Fayetteville Street, Raleigh, NC 27601. During 2006, the Audit Committee met nine times.

The members of the Audit Committee for 2006 were James D. Moser, Jr. (Chairman), O. A. Keller, III, George R. Perkins, III, Don W. Perry, Carl H. Ricker, Jr., Richard H. Shirley and Samuel J. Wornom, III. The Board of Directors, in its business judgment, has made an affirmative determination that each of Messrs. Moser, Keller III, Perkins, Perry, Ricker, Shirley and Wornom are “independent directors” as that term is defined by Nasdaq Marketplace Rules, including the special independence requirements applicable to audit committee members. The Board of Directors has also determined, in its business judgment, that Mr. Moser is an “audit committee financial expert” as such term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For additional information regarding the Audit Committee, see “Audit Committee Report” below, which is incorporated into this section by reference.

Compensation/Human Resources Committee. The role of the Compensation/Human Resources Committee is to recommend the compensation of the Company’s officers and to administer certain of the Company’s benefit plans. The Compensation/Human Resources Committee operates pursuant to a charter that is available on our website at www.capitalbank-nc.com or free of charge upon written request to the attention of A. Christine Baker, Capital Bank Corporation, 333 Fayetteville Street, Raleigh, NC 27601. The Compensation/Human Resources Committee has the authority to delegate to subcommittees as it deems appropriate. During 2006, the Compensation/Human Resources Committee met seven times.

The members of the Compensation/Human Resources Committee for 2006 were Leopold I. Cohen (Chairman), John F. Grimes, III, Robert L. Jones, O. A. Keller, III and Don W. Perry. Carl H. Ricker, Jr. was appointed to the Compensation/Human Resources Committee on March 22, 2007. None of the current members of the Compensation/Human Resources Committee are employed by the Company, and the Board of Directors, in its business judgment, has made an affirmative determination that each of Messrs. Cohen, Grimes, Jones, Keller III, Perry and Ricker is an “independent director” as that term is defined by Nasdaq Marketplace Rules. For additional information regarding the Compensation/Human Resources Committee, see “Compensation Discussion and Analysis” and “Compensation/Human Resources Committee Report” below.

Nominations of Directors

The Company does not have a nominating committee or a nominating committee charter. The Board of Directors has decided against establishing a nominating committee because its policy is to have the independent directors perform the functions that might otherwise be performed by such a committee. In addition, a majority of the independent directors on the board must approve all director nominees. Therefore, the Board of Directors believes the current practices of the independent directors are appropriate for nominating directors.

In identifying candidates for the Company’s Board of Directors, the independent directors consider the composition of the board, the operating requirements of the Company and the long-term interests of the Company’s shareholders. In conducting this assessment, the independent directors consider diversity, age, skills, and such other factors as they deem appropriate given the current needs of the board and the Company to maintain a balance of knowledge, experience and capability. The independent directors believe that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, having business experience, and having high moral character; however, they retain the right to modify these minimum qualifications from time to time. A majority of the independent directors on the board recommended the slate of directors proposed for election at the Annual Meeting.

The policy of the independent directors on the board (and the Board of Directors generally) is to consider written nominations of candidates for election to the Board of Directors properly submitted by shareholders; however, such nominations are not actively solicited. The independent directors on the board do not intend to alter the manner in which they evaluate candidates, including the criteria set forth above, based on whether the candidate is recommended by a shareholder or otherwise.

Shareholder Communications

The Company’s shareholders may communicate directly with the members of the Board of Directors or the individual Chairperson of standing board committees by writing directly to those individuals at Capital Bank Corporation, P.O. Box 18949, Raleigh, North Carolina 27619-8949. The Company’s general policy is to forward, and not to intentionally screen, any mail received at the Company’s corporate office that is sent directly to an individual unless the Company believes the communication may pose a security risk.

Code of Ethics

The Company’s Board of Directors has adopted a code of business conduct and ethics (the “Code of Ethics”) that applies to all of the Company’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Code of Ethics is available at www.capitalbank-nc.com or free of charge upon written request to A. Christine Baker, Capital Bank Corporation, P.O. Box 18949, Raleigh, North Carolina 27619-8949.

PROPOSAL 1:  ELECTION OF DIRECTORS

A majority of the independent directors on the Board of Directors have nominated Charles F. Atkins, Oscar A. Keller, Jr., James G. McClure, Jr., James D. Moser, Jr., Don W. Perry and B. Grant Yarber, for election to serve as Class I directors until the 2010 Annual Meeting of Shareholders (or until such time as their respective successors are elected and qualified or their earlier resignation, death or removal from office).

The Board of Directors has no reason to believe that the persons named above as nominees for directors will be unable or will decline to serve if elected. However, in the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, it is the intention of the proxy holders named in the accompanying proxy card to vote for the election of such other person or persons as the proxy holders determine in their discretion. In no circumstance will the proxy be voted for more than six nominees. Properly executed and returned proxies, unless revoked, will be voted as directed by the shareholder or, in the absence of such direction, will be voted in favor of the election of the recommended nominees.

Under North Carolina law (under which the Company is incorporated), directors are elected by a plurality of the votes cast by the holders of the Common Stock at a meeting at which a quorum is present. “Plurality” means that the individuals who receive the largest number of votes cast, even if less than a majority, are elected as directors up to the maximum number of directors chosen at the meeting per each class. Consequently, the six candidates who receive the highest number of votes as Class I directors will be elected as Class I directors of the Company. Any shares not voted (whether by abstention, broker nonvote or otherwise) will have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES.

Set forth below are the names and other information pertaining to the board’s nominees and other directors whose terms of office will continue after the Annual Meeting:

Name	Position with Company	Age	Year First Elected Director

Class I

Charles F. Atkins	Director	58	2003

Oscar A. Keller, Jr.	Director	86	1997

James G. McClure, Jr.	Director	61	2006

James D. Moser, Jr. (3)	Director	69	2002

Don W. Perry (1)(2)(3)	Director	48	2003

B. Grant Yarber (1)	President, Chief Executive Officer and Director	42	2004

Class II

James A. Barnwell, Jr. (1)	Director	66	2006

John F. Grimes, III (2)	Director	64	2003

Robert L. Jones (1)(2)	Director	70	1997

Richard H. Shirley (3)	Director	60	2006

J. Rex Thomas	Director	61	2003

Samuel J. Wornom, III (3)	Director	64	1997

Class III

Leopold I. Cohen (2)	Director	70	2003

O. A. Keller, III (1)(2)(3)	Chairman of the Board of Directors	62	1997

Ernest A. Koury, Jr.	Director	53	2006

George R. Perkins, III (3)	Director	39	2003

Carl H. Ricker, Jr. (1)(2)(3)	Director	64	2002

(1)	Member of Executive Committee

(2)	Member of Compensation/Human Resources Committee

(3)	Member of Audit Committee

Class I

Charles F. Atkins has served as a director of the Company’s principal subsidiary, Capital Bank, since its inception in 1997 and was elected to serve as a director of the Company in 2003. He is currently, and has been for the past eighteen years, President of Cam-L Properties, Inc., a commercial real estate development company located in Sanford, North Carolina.

Oscar A. Keller, Jr. has served as a director of the Company’s principal subsidiary, Capital Bank, since its inception in 1997 and has served as a director of the Company since its inception. He is currently, and has been for the past twelve years, President and CEO of Parkview Retirement Home, Inc., a retirement facility located in Sanford, North Carolina. Mr. Keller is the father of Oscar A. Keller, III.

James G. McClure, Jr. was elected to serve as a director of the Company and its principal subsidiary, Capital Bank, in January 2006. Mr. McClure is a former director of 1st State Bancorp, Inc. and its banking subsidiary, 1st State Bank. He is currently, and has been for the past twenty-seven years, President of Green & McClure Furniture Company, a retail furniture store in Graham, North Carolina. He currently serves as Chairman of the Graham Area Business Association and has served on the zoning board for the City of Graham.

James D. Moser, Jr. was elected to serve as a director of the Company in 2002. He is a Certified Public Accountant and has been a partner in the accounting firm of Gilliam, Coble & Moser, LLP, Burlington, North Carolina for the past thirty-four years. Mr. Moser is the Secretary, Treasurer and a director of the Capital Bank Charitable Foundation, Inc., which is completely independent from the Company and Capital Bank.

Don W. Perry has served as a director of the Company’s principal subsidiary, Capital Bank, since its inception in 1997 and was elected to serve as a director of the Company in 2003. He is currently, and has been for the past eight years, the President of Lee Brick and Tile Company located in Sanford, North Carolina.

B. Grant Yarber was elected to serve as a director of the Company in May 2004 when he was promoted to Chief Executive Officer of the Company. Prior to joining Capital Bank in July 2003, he was the Chief Lending Officer and Chief Credit Officer of MountainBank in Hendersonville, North Carolina. Mr. Yarber also served two years as Senior Credit Manager in the Southeast region of Bank of America in Tampa, Florida.

Class II

James A. Barnwell, Jr. was elected to serve as a director of the Company and its principal subsidiary, Capital Bank, in January 2006. Mr. Barnwell was Chairman of 1st State Bancorp, Inc., which was acquired by the Company in January 2006, and 1st State Bank, 1st State Bancorp’s banking subsidiary. He is currently, and has been for the past thirty-three years, President of Huffman Oil Company, Inc., a petroleum marketer in Burlington, North Carolina. He has served on the advisory board of the Salvation Army Boys & Girls Club and the Alamance County YMCA board. He also serves as a director of Capital Bank Foundation and on the board of directors of the Alamance Regional Medical Center.

John F. Grimes, III has served as a director of the Company’s principal subsidiary, Capital Bank, since 1999 and was elected to serve as a director of the Company in 2003. He is currently, and has been for the past eleven years, a Partner of Cecil Budd Tire Company located in Siler City, North Carolina.

Robert L. Jones has served as a director of the Company’s principal subsidiary, Capital Bank, since its inception in 1997 and has served as a director of the Company since its inception. He is currently, and has been for the past twenty-six years, Chairman of Davidson and Jones Hotel Corporation in Raleigh, North Carolina.

Richard H. Shirley was elected to serve as director of the Company and its principal subsidiary, Capital Bank, in January 2006. Mr. Shirley is a former director of 1st State Bancorp, Inc. and its banking subsidiary, 1st State Bank. He is currently, and has been for the past twenty-six years, President of Dick Shirley Chevrolet, Inc., an automobile dealership located in Burlington, North Carolina. He has served as the President of the Alamance County YMCA and as a member and chairman of the Economic Development Committee of the Burlington Area Chamber of Commerce.

J. Rex Thomas has served as a director of the Company’s principal subsidiary, Capital Bank, since its inception in 1997 and was elected to serve as a director of the Company in 2003. He is currently, and has been for the past eight years, the President of Grubb & Ellis|Thomas Linderman Graham, a commercial real estate brokerage and property management company headquartered in Raleigh, North Carolina, with offices in Chapel Hill and Durham. Mr. Thomas currently serves on the Campbell University Board of Advisors, the Research Triangle Service Center Board and the Wake County Economic Development Board.

Samuel J. Wornom, III has served as a director of the Company’s principal subsidiary, Capital Bank, since its inception in 1997 and has served as a director of the Company since its inception. He is currently, and has been for the past ten years, President of Nouveau Properties, an investment company located in Sanford, North Carolina.

Class III

Leopold I. Cohen has served as a director of the Company’s principal subsidiary, Capital Bank, since its inception in 1997 and has served as a director of the Company since 2003. He is currently, and has been for the past thirty-three years, Chief Executive Officer of Lee Iron and Metal Co., Inc., a recycling business located in Sanford, North Carolina.

O. A. Keller, III has served as a director of the Company’s principal subsidiary, Capital Bank, since its inception in 1997 and has served as a director and as Chairman of the Board of Directors of the Company since its inception. He is currently, and has been for the past ten years, Managing Member of Keller Group, LLC, developers and general contractors of Sanford, North Carolina. Mr. Keller is the son of Oscar A. Keller, Jr.

Ernest A. Koury, Jr. was elected to serve as director of the Company and its principal subsidiary, Capital Bank, in January 2006. Mr. Koury is a former director of 1st State Bancorp, Inc. and its banking subsidiary, 1st State Bank. He is currently, and has been for the past thirty-one years, Vice President of Carolina Hosiery Mills, Inc., a hosiery mill in Burlington, North Carolina. He has served as Chairman of the Alamance County Planning Board and a member of the Elon University Board of Visitors.

George R. Perkins, III has served as a director of the Company’s principal subsidiary, Capital Bank, since its inception in 1997 and was elected to serve as a director of the Company in 2003. Mr. Perkins is currently, and has been for the past six years, President of Frontier Spinning Mills, Inc., a textiles company located in Sanford, North Carolina.

Carl H. Ricker, Jr. was elected to serve as a director of the Company in 2002. Mr. Ricker is a former director of High Street Corporation, which was acquired by the Company in December 2002. Mr. Ricker is currently, and has been for 20 years, the President of Azalea Development Management Company, a commercial real estate development company located in Asheville, North Carolina.

COMPENSATION

Compensation Discussion and Analysis

Introduction

In this section, we discuss the material elements of the Company’s compensation program as it pertains to its chief executive officer, chief financial officer, and chief credit officer. Throughout this proxy statement, these individuals are referred to as the “named executive officers.” This discussion focuses on compensation and practices relating to the Company’s most recently completed fiscal year.

The Board of Directors of the Company believes that the performance of each of the named executive officers has the potential to impact both the short-term and long-term profitability of the Company. Therefore, the Board of Directors places considerable importance on the design and administration of the executive compensation program.

Overview of Compensation Program. The Compensation/Human Resources Committee of the Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Compensation/Human Resources Committee met seven times during 2006. The Compensation/Human Resources Committee reviews and oversees the general compensation plans and policies of the Company and approves the individual compensation arrangements for the Company’s senior management team, including the named executive officers.

The Compensation/Human Resources Committee strives to ensure that the total compensation paid to executive management is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to members of executive management, including the named executive officers, are similar to those provided to other officers.

Compensation Philosophy and Objectives. The Compensation/Human Resources Committee is committed to implementing a scheme of executive compensation that will contribute to the achievement of the Company’s business objectives. The Compensation/Human Resources Committee believes that the Company has an executive compensation program that:

•	fulfills the Company’s business and operating needs, conforms with its general human resource strategies and enhances shareholder value;

•	enables the Company to attract and retain the executive talent essential to the Company’s achievement of its business objectives;

•	rewards executives for accomplishment of pre-defined business goals and objectives; and

•	provides rewards consistent with gains in shareholder wealth so that executives will be financially advantaged when shareholders are similarly financially advantaged.

The Company’s objective is to pay its executives and other employees at rates competitive with the national or local markets in which it must recruit to enable the Company to maintain a highly competent and productive staff. The Company competes for management personnel with much larger and more profitable financial services companies, including other banks. The Compensation/Human Resources Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, the Compensation/Human Resources Committee believes executive compensation packages provided to the Company’s executives, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions. The Compensation/Human Resources Committee makes all compensation decisions for the chief executive officer, approves recommendations regarding any equity awards to all elected officers of the Company and reviews total compensation for the senior management team, which includes the named executive officers.

The chief executive officer assists the Compensation/Human Resources Committee by annually reviewing the performance of each member of the senior management team (other than his own, which is reviewed only by the Compensation/Human Resources Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation/Human Resources Committee. The Compensation/Human Resources Committee can exercise its discretion in modifying any recommended adjustments or awards to executives.

Setting Executive Compensation. Based on the foregoing objectives, the Compensation/Human Resources Committee has structured the Company’s annual cash and noncash executive compensation in a way that it believes motivates executives to achieve the business goals set by the Company and rewards the executives for achieving such goals. To assist it in making determinations regarding proper levels of executive compensation, the Compensation/Human Resources Committee has engaged The Bankers Bank, an outside consulting firm, to conduct an annual review of the Company’s total compensation program for the chief executive officer as well as for other key members of the senior management team. The Bankers Bank provides the Compensation/Human Resources Committee with relevant market data and alternatives to consider when making compensation decisions for the chief executive officer, and on the recommendations being made by the Company’s management, for members of the senior management team other than the chief executive officer.

In making compensation decisions, the Compensation/Human Resources Committee generally compares each element of total compensation against a peer group of publicly-traded and privately-held financial institutions (collectively, the “Compensation Peer Group”). The Compensation Peer Group, which is periodically reviewed and updated by the Compensation/Human Resources Committee, consists of companies against which the Compensation/Human Resources Committee believes the Company competes for executive talent. The companies comprising the Compensation Peer Group for 2006 are independent banks that operate within Capital Bank’s regions and that are comparable in terms of asset size.

The Company competes with many larger companies for top executive-level talent. As such, the Compensation/Human Resources Committee generally sets compensation for senior management team members at the 50th percentile of compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group in order to be competitive but still emphasize performance-based compensation. Variations to this objective may occur as dictated by the experience level of the individual and market factors.

Executive Compensation Components

The Company provides a competitive mix of pay elements that it believes aligns executive incentives with shareholder value. The executive compensation program includes both short and long term compensation and is designed to reward executives for attaining the Company’s business goals and objectives. For the year ended December 31, 2006, the principal components of compensation for the named executive officers were base salary, annual incentive plan, long term incentives, retirement and other benefit plans, and perquisites and other personal benefits. These components combine fixed and variable elements to create a total compensation package that provides some income predictability while linking a significant portion of compensation to corporate, business unit and individual performance.

Base Salary

Base salary represents the fixed component of the Company’s executive compensation program and is designed to provide compensation to executives based upon their experience, duties and scope of responsibility. Base salaries are intended to be competitive relative to similar positions at reasonably comparable peer institutions (e.g., companies included in the Compensation Peer Group) in order to provide the Company with the ability to pay base salaries that will attract and retain employees with a proven track record of performance. Salaries for executive positions are established using the same process as for other positions and job levels within the Company, that is, by systematically evaluating the position and assigning a salary based on comparisons with pay scales for similar positions in reasonably comparable institutions (e.g., companies included in the Compensation Peer Group). Individual salaries may be above or below the competitive norm, depending on the executive’s tenure in his position and performance. Base salary ranges are designed so that salary opportunities for a given position will generally be between 80% and 125% of the midpoint of the base salary established for each range. For fiscal 2006, the base salary ranges for the Compensation Peer Group were: (i) chief executive officer - $261,213 to $427,274 (midpoint $332,651); (ii) chief financial officer - $144,094 to $209,522 (midpoint $172,313); and (iii) chief credit officer - $110,854 to $160,913 (midpoint $136,031). Fiscal 2006 base salaries for the Company’s chief executive officer, chief financial officer and chief credit officer were 102%, 107% and 110%, respectively, of the midpoint of these ranges. Companies included in the Compensation Peer Group are not necessarily the same as the companies used for purposes of the performance graph included in the Company’s Annual Report to shareholders.

Adjustments to executive salaries are generally made annually along with adjustments to other employee salaries. The Compensation/Human Resources Committee primarily considers the following factors in approving adjustments to salary levels for executives:

•	the relationship between current salary and appropriate internal and external salary comparisons;

•	market data provided by outside consultants, including the average size of salary increases being granted by competitors;

•	whether the responsibilities of the position have changed during the preceding year; and

•	the individual’s performance as reflected in the overall manner in which his or her assigned role is carried out.

Annual Incentive Plan

The Annual Incentive Plan is intended to serve many functions, including compensating executive officers for specific achievements on behalf of the Company’s performance and their individual achievements, encouraging the retention of key executives and other officers, and aligning the officers’ interests with those of the Company’s shareholders with target award opportunities that are established as a percentage of base salary. The opportunity for a more significant award generally increases when the Company achieves higher levels of performance. The target award range for 2006 was from 30% to 40% of base salary for the Company’s named executive officers. For fiscal 2006, the chief executive officer’s incentive award was based 70% on achieving target net income and 30% on achieving target asset growth, and the chief financial officer’s and chief credit officer’s incentive award was based 56% on achieving target net income, 24% on achieving target asset growth and 20% on the chief executive officer’s appraisal of their respective performances. In addition, incentive awards for all named executive officers could be reduced at the discretion of the Compensation/Human Resources Committee if the loan portfolio’s credit quality did not meet target. Awards under the Annual Incentive Plan are fully discretionary and are paid in cash during the first quarter of the following fiscal year.

For purposes of the Annual Incentive Plan for the year ended December 31, 2006, the named executive officers were evaluated on the following criteria: profitability, as measured by reported net income; balance sheet growth, as measured by asset growth; and the loan portfolio’s credit quality, as measured by the ratio of nonperforming loans to total loans. The Compensation/Human Resources Committee reviewed the progress throughout the year, evaluating the cumulative results at year end based on the above performance targets. Based on the foregoing, the Company awarded the following cash incentive awards to the named executive officers for their performance and contributions for the year ended December 31, 2006:

Name	Cash Incentive Award

B. Grant Yarber	$123,760
A. Christine Baker	$40,515
Mark J. Redmond	$41,850

Long Term Incentives

Stock Option Grants. Stock options are intended to enhance the long term proprietary interest in the Company on the part of the employee and others who can contribute to the Company’s overall success, and to increase the value of the Company to its shareholders. Stock options have the potential to grow in value over time and seek to reward employees, including executives, for performance that maximizes long term shareholder value.

All employees of the Company are eligible to receive stock option grants. Neither the Board of Directors nor the Compensation/Human Resources Committee sets any performance levels (minimum, target, maximum or otherwise) for stock option grants, and stock option grants under the Capital Bank Corporation Equity Incentive Plan (the “Equity Incentive Plan”) are made completely at the discretion of the Board of Directors or the Compensation/Human Resources Committee.

Stock options can also be awarded upon hiring employees to fill certain senior positions in the Company. The sizes of those awards are determined based on factors such as the position to be occupied by the new employee and the competitive situation.

In years prior to 2006, the process of determining the amount of stock option awards was based on criteria similar to that used in the determination of adjustments to cash compensation, although success in achieving performance goals was weighed more heavily in determining stock option awards. There were no stock option grants made to the named executive officers for the year ended December 31, 2006, primarily due to the fact that the Board of Directors did not consider them to be a necessary component of 2006 compensation given the recognition of compensation expense required under Statement of Financial Accounting Standards No. 123R, Share-Based Payments, which the Company adopted effective January 1, 2006.

Historically, options are awarded with exercise prices equal to the closing price of the Company’s Common Stock on the date of grant. The Compensation/Human Resources Committee has not granted options with an exercise price that is less than the closing price of the Company’s Common Stock on the grant date, nor has it granted options priced on a date other than the grant date. Options granted generally vest at a rate of 20% per year over the first five years of the ten-year option term. Vesting ceases upon termination and options must be exercised within 90 days of termination of employment. All outstanding options are fully vested as of December 31, 2005.

Retirement and Other Benefit Plans

401(k) Plan. The Capital Bank Corporation 401(k) Retirement Plan (the “401(k) Plan”) is a tax-qualified retirement savings plan pursuant to which all employees, including the named executive officers, are able to contribute up to 25% of their annual salary or the limit prescribed by the Internal Revenue Service on a before-tax basis. The Company will match 100% of the first 6% of pay that is contributed to the 401(k) Plan to encourage employees to save money for their retirement. Matching contributions vest over a five year period with 20% vesting after two years of service, an additional 20% after each of the third and fourth years of service and the remaining 40% after the fifth year of service. This plan, and the Company’s contributions to it, enhance the range of benefits offered to executives and enhance the Company’s ability to attract and retain employees.

Supplemental Executive Retirement Plan. Two of the named executive officers, Mr. Yarber and Mr. Redmond, participate in the Capital Bank Defined Benefit Supplemental Executive Retirement Plan (the “Supplemental Executive Plan”). The Supplemental Executive Plan was adopted on May 24, 2005 to offer supplemental retirement benefits to key decision-making members of the senior management team employed by the Company at that time, whose deferral opportunities under the Company’s 401(k) Plan are capped and to encourage long term retention of plan participants. The Company pays the entire cost of benefits under the Supplemental Executive Plan, which are in addition to the defined contribution type plans (e.g., the 401(k) Plan) that encourage participants to set aside part of their current earnings to provide for their retirement. The amount payable under the Supplemental Executive Plan to each named executive officer is determined by the plan’s benefit formula, which is more fully described below in the section entitled “Supplemental Executive Plan.”

Perquisites and Other Personal Benefits

Perquisites and other personal benefits represent a small part of the Company’s overall compensation package, and are offered only after consideration of business need. The Company provides executive officers with perquisites and other personal benefits that the Company and the Compensation/Human Resources Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. Personal benefits offered to executives serve a different purpose than do the other elements of executive compensation. In general, they are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death and to provide a reasonable level of retirement income. Personal benefits offered to executives are largely those that are offered to the general employee population, with some variation primarily to promote tax efficiency. The named executive officers also receive automobile allowances and, other than Ms. Baker, have club memberships paid by the Company. The Company sponsors memberships in golf or social clubs for certain senior executives who have responsibility for the entertainment of current and prospective clients.

Change in Control Arrangements.The Company has entered into employment agreements with each of the named executive officers, which are described in more detail under the heading “Potential Payments upon Termination or Change in Control” below. Each employment agreement contains change in control severance provisions that are designed to promote stability and continuation of senior management. The Company has included change in control provisions in the named executive officers’ employment agreements because the banking industry has been consolidating for a number of years, and the Company does not want its executives distracted by a rumored or actual change in control. Further, if a change in control should occur, the Company desires that its executives be focused on the business of the organization and the interests of shareholders. In addition, the Company believes it is important that its executives are able to react neutrally to a potential change in control and not be influenced by personal financial concerns.

The Compensation/Human Resources Committee believes that the change in control provisions included in the named executive officers’ employment agreements are consistent with market practice and assist the Company in retaining its executive talent.

The Compensation/Human Resources Committee believes that change in control provisions should compensate executives who are displaced by a change in control and not serve as an incentive to increase an executive’s personal wealth. Therefore, the employment agreements require that there be both a change in control and an involuntary termination without “cause” or a voluntary termination for “good reason,” which is often referred to as a “double-trigger.” The double-trigger ensures that the Company will become obligated to make payments under the change in control provisions of the employment agreements only if the executive’s employment actually terminates as a result of the change in control. The Company has set the level of benefits (either 1, 2 or 2.99 times salary and bonus depending on when the named executive officer is terminated after a change in control) to remain competitive with the banking industry as a whole and specifically with the Compensation Peer Group.

Additional information regarding the applicable payments under such agreements for the named executive officers is provided under the heading “Potential Payments upon Termination or Change in Control” below.

Tax Deductibility of Compensation. It has been and continues to be the Compensation/Human Resources Committee’s intent that all incentive payments be deductible unless maintaining such deductibility would undermine the Company’s ability to meet its primary compensation objectives or is otherwise not in the Company’s best interest. At this time, essentially all compensation paid to the named executive officers is deductible under Section 162(m) of the Internal Revenue Code. The Company also takes into account the tax effects of various forms of compensation and the potential for excise taxes to be imposed on its executive officers that might have the effect of frustrating the purpose(s) of such compensation. There are various provisions of the Internal Revenue Code which are considered by the Compensation/Human Resources Committee.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), provides that compensation in excess of $1 million paid for any year to a corporation’s chief executive officer and the four other highest paid executive officers at the end of such year, which executives are referred to herein as covered employees, will not be deductible for federal income tax purposes unless: (i) the compensation qualifies as “performance-based compensation,” and (ii) our shareholders are advised of, and approved, the material terms of the performance goals under which such compensation is paid and, under certain conditions, such shareholders have reapproved the material terms of the performance goals within the last five years.

The Company provides the named executive officers with employment agreements that contain change in control provisions. In the employment agreements for Ms. Baker and Mr. Redmond, such provisions provide that to the extent any of the payments and benefits provided for under such employment agreement or otherwise payable to Ms. Baker or Mr. Redmond, respectively, constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will reduce the aggregate amount of such payments and benefits such that the present value thereof (as determined under the Internal Revenue Code and the applicable regulations) is equal to 2.99 times such named executive officers’ “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code. Internal Revenue Code Section 4999 imposes a 20% nondeductible excise tax on the recipient of an “excess parachute payment,” and Internal Revenue Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change in control.

A payment as a result of a change in control must be equal to or exceed three times the executive’s base amount in order to be considered an excess parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive’s base amount. The intent of the reduction in the aggregate amount of the payments due Ms. Baker and Mr. Redmond under their respective change in control provisions of their employment agreements is to avoid loss of tax deduction by the Company on amounts over and above the “base amount” and to avoid subjecting the executive to excise tax under Section 4999 of the Internal Revenue Code. Mr. Yarber’s change in control provisions were recently amended to remove similar Section 280G “cap” provisions. As a result, to the extent any of the payments and benefits provided to Mr. Yarber under such employment agreement or otherwise payable to Mr. Yarber constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, such payments and benefits will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code and will limit the Company’s corresponding tax deduction to the “base amount.” The Compensation/Human Resources Committee believes such modification is consistent with market practice for similarly situated chief executive officers and is a valuable retention incentive.

Compensation/Human Resources Committee Report

The Compensation/Human Resources Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation/Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement on Schedule 14A for filing with the Securities and Exchange Commission.

This report is submitted by the members of the Compensation/Human Resources Committee:

Leopold I. Cohen, Chairman	O. A. Keller, III
John F. Grimes, III	Don W. Perry
Robert L. Jones	Carl H. Ricker, Jr.

Compensation/Human Resources Committee Interlocks and Insider Participation

For the year ended December 31, 2006, the Compensation/Human Resource Committee consisted of Mr. Cohen (Chair), Mr. Grimes, Mr. Jones, Mr. Keller III and Mr. Perry. Mr. Ricker was appointed to the Compensation/Human Resources Committee on March 22, 2007. None of the members of the Compensation/ Human Resources Committee are or were, during 2006 or formerly, officers or employees of the Company or Capital Bank, and none of our executive officers serve as a member of a compensation committee of any entity that has an executive officer serving as a member of our Compensation/Human Resources Committee. Each of our directors, directly and/or indirectly, holds Company Common Stock. See “Certain Transactions” below for additional information on transactions between the Company and certain of our directors.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the year ended December 31, 2006.

Name and Principal Position	Year	Salary	Bonus (1)	Change in Retirement Plan Present Value (2)	All Other Compensation (3)(4)(5)	Total

B. Grant Yarber (6)(7) President and Chief Executive Officer	2006	$340,000	$123,760	$93,490	$37,981	$595,231

A. Christine Baker (8) Executive Vice President and Chief Financial Officer	2006	$185,000	$40,515	-	$13,098	$238,613

Mark J. Redmond (6)(7) Executive Vice President and Chief Credit Officer	2006	$150,000	$41,850	$7,195	$38,294	$237,329

(1)	Amounts include discretionary payments made to named executive officers under the Annual Incentive Plan.

(2)
The amounts reflect the increase in the present value of the named executive officer’s benefits under the Supplemental Executive Plan using assumptions consistent with those used in the Company’s financial statements and include amounts, which the named executive officer may not currently be entitled to receive because such amounts are not fully vested.

(3)
As permitted by SEC rules, no amounts are shown for any named executive officer with respect to perquisites and personal benefits, where such amounts do not exceed $10,000 in aggregate. The amount attributable to each such perquisite or personal benefit did not exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for each named executive officer.

(4)
The Company provides the named executive officers with certain group life, health, medical and other noncash benefits generally available to all salaried employees that are not included in this column pursuant to SEC rules. However, the amounts shown in this column do include matching contributions by the Company under the Capital Bank Corporation 401(k) Retirement Plan.

(5)
The Company provides automobile allowances to certain executive officers, and such amounts are included in “All Other Compensation.” Each such amount does not exceed the greater of $25,000 or 10% of the total perquisites for the named executive officer.

(6)
Amounts shown for 2006 in “All Other Compensation” include amounts for personal use of the Company’s leased aircraft by Mr. Yarber and Mr. Redmond. The incremental cost of the personal use of the corporate aircraft is determined on a per flight basis based on the Standard Industry Fare Level rate prescribed by the Internal Revenue Code and/or the direct costs of charter flights. Each such amount does not exceed the greater of $25,000 or 10% of the total perquisites for the named executive officer.

(7)
Amounts shown for 2006 in “All Other Compensation” include the personal portion of club dues for Mr. Yarber and Mr. Redmond and relocation expenses paid on behalf of Mr. Redmond. Each such amount does not exceed the greater of $25,000 or 10% of the total perquisites for the named executive officer.

(8)
On January 3, 2006, Ms. Baker became Executive Vice President and Chief Financial Officer of the Company. Amounts shown for 2006 in “All Other Compensation” exclude payments made by Capital Bank on January 3, 2006 to Ms. Baker for change in control benefits due under Ms. Baker’s employment agreement with 1st State Bancorp ($1,288,679) and for the buyout of Ms. Baker’s stock options on 1st State Bancorp common stock ($1,009,800).

Option Grants in Last Fiscal Year

There were no options granted to the named executive officers or any other employees in the year ended December 31, 2006.

Outstanding Equity Incentive Plan Awards at Fiscal Year End
The following table provides information on all Equity Incentive Plan stock option awards (if any) held by the named executive officers of the Company as of December 31, 2006. All outstanding stock option awards were subject to service-based vesting and are exercisable into shares of the Company’s Common Stock. The Company has not historically made any stock awards and so none are outstanding.

Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date

B. Grant Yarber	10,000	$15.27	9/15/2013
	10,000	$15.80	12/12/2013
	10,000	$18.18	12/16/2014

A. Christine Baker	-	-	-

Mark J. Redmond	5,000	$17.31	5/3/2015

Options Exercises and Stock Vested

None of the Company’s named executive officers exercised any stock options during the year ended December 31, 2006. All stock options held by the Company’s named executive officers were fully vested prior to the beginning of 2006. There are no outstanding stock awards.

Supplemental Executive Plan

Under the Supplemental Executive Plan, participants will receive a supplemental retirement benefit equal to a targeted percentage of the participant’s average annual salary during the last three years of employment less certain amounts the Company contributes towards the participant’s retirement, including Company paid matching contributions to the Company’s 401(k) Plan and 50% of the participant’s projected social security benefit. Should the Company adopt other qualified ERISA retirement plans, those additional future benefits would also reduce the benefits under the Supplemental Executive Plan. Benefits under the Supplemental Executive Plan will vest over an eight-year period with the first 20% vesting after four years of service and 20% vesting annually each year thereafter. The Company’s Board of Directors or an appropriate committee of the board may grant credit for years of service prior to the effective date of the Supplemental Executive Plan.

Under the Supplemental Executive Plan, retirement benefits will be paid annually for a number of years equal to the executive’s years of service with the Company, up to a maximum of seventeen years. However, in the event of a change in control (as defined in the Supplemental Executive Plan) or in the event of a participant’s death while employed by the Company, a participant will instead receive a lump sum payment in an amount equal to the present value of the total annual retirement benefits payable under the Supplemental Executive Plan had the participant retired with seventeen years of service on the date of such event. In the event of a participant’s disability (as defined in the Supplemental Executive Plan), the participant’s benefits will be paid based on the total years of service earned under the Supplemental Executive Plan through the date of disability.

As of December 31, 2006, Mr. Yarber has accrued three years of service, and Mr. Redmond has accrued two years of service, thus neither executive officer has accrued any benefits under the Supplemental Executive Plan.

The Supplemental Executive Plan contains an early retirement provision, which permits a reduced benefit to a participant who terminates employment prior to attaining age 58. In such instances, the benefit would be reduced by a factor equal to 2% times the difference between 58 and the participant’s age at the date of termination. For example, if a participant retires at age 40, the annual benefit would be reduced by 36%, since 58 minus 40 times 2% equals 36%. However, this early retirement provision requires affirmative election by a participant within the first 30 days of participation. Neither Mr. Yarber nor Mr. Redmond made such election within the first 30 days of their participation in the Supplemental Executive Plan, and as a result, neither has the right to early retirement benefits.

The following table shows the present value of benefits payable to named executive officers, including the number of years of service credited to each such named executive officer under the Supplemental Executive Plan, determined using assumptions consistent with those in the Company’s financial statements. The present value is based on the estimated future payments due after attaining normal retirement age without regard to death, disability, early retirement or a change in control. Ms. Baker is not a participant in the Supplemental Executive Plan.

Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments during Last Fiscal Year

B. Grant Yarber (2)	3	$161,138	$-

Mark J. Redmond	2	$13,289	$-

(1)	Includes amounts, which the named executive officer may not be currently entitled to receive because such amounts are not fully vested.

(2)
As permitted by the terms of the Supplemental Executive Plan, the Company’s Board of Directors has credited Mr. Yarber with one additional year of service for past service as the Company’s chief executive officer.

Potential Payments upon Termination or Change in Control

The table below sets forth the amount of compensation to each of the named executive officers of the Company in the event of voluntary termination for good reason, involuntary not-for-cause termination, termination following a change in control, termination due to death, and termination due to disability. The amounts assume such termination was effective December 31, 2006 and thus include amounts earned through such time and are estimates of the amounts, which would be paid out to the executives upon termination.

Severance and Change in Control Arrangements. The Company has entered into employment agreements with the named executive officers, which are intended to ensure the continuity of executive leadership, clarify the roles and responsibilities of executives, and to make explicit the terms and conditions of executive employment.

The employment agreements for the named executive officers are for a term of one year, renewable automatically for additional one-year periods, unless notice of termination is provided by either party at least thirty (30) days prior to the end of any renewal term. The employment agreements provide named executive officers a base annual salary, which may be reviewed and adjusted at the discretion of Capital Bank in accordance with Capital Bank’s policies, procedures and practices as they may exist from time to time. Mr. Yarber’s salary was increased to $340,000 and Mr. Redmond’s salary was increased to $150,000, each effective January 1, 2006. Ms. Baker’s initial salary was $185,000. Pursuant to the terms of the agreements, the named executive officers are eligible for performance bonuses and other benefits available to executives of the Company. Finally, each named executive officer has agreed to standard nondisclosure provisions, and Ms. Baker and Mr. Redmond have also agreed to standard noncompete and nonsolicitation provisions.

Other than in the event of a change in control of the Company, if the named executive officers are terminated without cause, or the named executive officers terminate their agreement for good reason, such officer would be entitled to:

•
a gross amount equal to his or her then current base salary plus the amount of annual incentive award paid to the employee, if any, in the prior annual performance bonus year, payable in substantially equal amounts over the twelve-month period following such termination, except for Mr. Yarber, who is entitled to payments for a period up to twenty-four months if Mr. Yarber has not obtained new employment at a comparable compensation package; and

•
the continued participation in all (or comparable substitute coverage for) life insurance, retirement, health, accidental death and dismemberment, disability plans and other benefit programs and other services paid by Capital Bank, in which the executive participated in immediately prior to termination for a minimum of one year for all named executive officers, except Mr. Yarber, who is entitled to continued participation for a maximum of two years if Mr. Yarber has not obtained new employment at a comparable compensation package.

The Company may terminate the named executive officers’ employment for cause, in which event the Company would be required to pay only their accrued compensation due at termination.

In the event of termination due to death or disability, Mr. Yarber is entitled to receive a gross amount equal to his then current base salary plus the amount of annual incentive award paid, if any, in the prior annual performance bonus year, payable in a lump sum following the date of death or disability.

The employment agreements include change in control provisions that require that there be both a change in control and an involuntary termination without “cause” or a voluntary termination for “good reason” prior to triggering any payment obligation.

In the event of termination following a change in control, subject to execution of a standard general release of claims, the named executive officers are entitled to receive all accrued compensation and any pro rata annual performance bonus to which they are entitled and earned up to the date of termination, and severance payments and benefits. In addition, if termination occurs:

•
within twelve months after the occurrence of the change in control, the named executive officers are each entitled to a severance payment equal to 2.99 times the amount of the named executive officer’s respective current annual base salary plus the amount of annual incentive award paid to the named executive officer, if any, in the prior annual performance bonus year;

•
more then twelve months but not more than twenty-four months after the occurrence of the change in control, the named executive officers are each entitled to two times his or her respective current annual base salary plus the amount of annual incentive award paid to the named executive officer, if any, in the prior annual performance bonus year; and

•
more then twenty-four months but less than thirty-six months after the occurrence of the change in control, the named executive officers are each entitled to one time his or her respective current annual base salary plus the amount of annual incentive award paid to the named executive officer, if any, in the prior annual performance bonus year.

No payments are due the named executive officers if their employment is terminated after more than thirty-six months after the occurrence of the change in control.

Generally, pursuant to their agreements, a change in control is deemed to occur:

•	if any person acquires 50% or more of the Company’s voting securities;

•	if a majority of the directors, as of the date of their agreements, are replaced;

•
if shareholders approve a reorganization, share exchange, merger or consolidation related to the Company or Capital Bank, following which the owners of the Company’s voting securities immediately prior to the closing of such transaction do not beneficially own more than 50% of voting securities of Capital Bank; or

•
if the shareholders of Capital Bank approve a complete liquidation or dissolution of Capital Bank, or a sale or other disposition of all or substantially all of the capital stock or assets of Capital Bank.

Upon a change in control, the named executive officers are also entitled to continued participation in all life insurance, retirement, health, accidental death and dismemberment, disability plans and other benefit programs and other services paid by Capital Bank, in which he or she participated in immediately prior to termination for the time periods he or she receives severance benefits as a result of a change in control.

Supplemental Executive Plan. In the event of a change in control of the Company, Mr. Yarber and Mr. Redmond are also entitled to lump sum payments under the Supplemental Executive Plan based on accelerated vesting and years of service credit. See above under “Supplemental Executive Plan.”

Accelerated Vesting of Stock Options and Stock Awards. In the event of a change in control of the Company, including a merger, consolidation, or reorganization of the Company, in which the owners of the voting power of the Company immediately before the transaction do not, directly or indirectly, own more than 50% of the voting power of the Company immediately following the transaction, or if the Company dissolves, liquidates, or sells substantially all of its assets, all outstanding stock options and stock awards granted under the Equity Incentive Plan, including awards granted to the Company's named executive officers, will become fully vested. All stock options currently held by the named executive officers are fully vested.

On December 31, 2006	Voluntary Termination for Good Reason (1)	Involuntary Not-for-Cause Termination (1)	Termination Due to Change in Control		Termination Due to Death	Termination Due to Disability

B. Grant Yarber
Salary (2)	$644,128	$644,128	$1,016,600		$340,000	$340,000
Bonus (2)	234,482	234,482	256,597		123,760	123,760
Stock options (3)	35,900	35,900	35,900		35,900	35,900
Benefit continuation (4)	9,978	9,978	14,589		-	-
Retirement plan (5)(6)	-	-	-		2,213,776	524,099
Life insurance benefits (7)	-	-	-		1,500,000	-
Total value	$924,488	$924,488	$1,323,686	(8)	$4,213,436	$1,023,759

A. Christine Baker
Salary	$179,845	$179,845	$553,150		$-	$-
Bonus	39,386	39,386	121,140		-	-
Benefit continuation (4)	4,869	4,869	13,872		-	-
Life insurance benefits (7)	-	-	-		370,000	-
Total value	$224,100	$224,100	$688,162		$370,000	$-

Mark Redmond
Salary	$145,820	$145,820	$448,500		$-	$-
Bonus	40,684	40,684	78,974		-	-
Stock options (3)	100	100	100		100	100
Benefit continuation (4)	4,734	4,734	13,492		-	-
Retirement plan (5)(9)	-	-	-		228,347	36,971
Life insurance benefits (7)	-	-	-		300,000	-
Total value	$191,338	$191,338	$540,868	(10)	$528,447	$37,071

(1)	Amounts payable in equal installments over the twelve-month (or twenty-four month) period following termination. Amounts reflect the present value of these payments.

(2)
Under the terms of Mr. Yarber’s employment agreement, in the event of voluntary termination for good reason or involuntary not-for-cause termination, if Mr. Yarber has not accepted subsequent employment at any time during the 12-month period following his termination with a total annual compensation package that, in the aggregate is substantially equal to or greater than his annual salary plus bonus at the time of his termination, he shall continue to receive his salary and bonus installment payments until the earlier of the period ending 24 months following termination or the date he accepts subsequent employment. The amounts reflected under voluntary termination for good reason and involuntary not-for-cause termination are based on Mr. Yarber receiving payments for 24 months following termination.

(3)
Assumes executives holding vested options would fully exercise all vested options that are “in the money” on December 31, 2006. Amounts reflect the spread between the exercise price of such options and the closing price of $17.33 of the Company’s Common Stock as of December 31, 2006.

(4)	Reflects the estimated lump sum present value of all future premiums which will be paid on the named executive officers’ behalf under the Company’s health and welfare benefit plans.

(5)
In the event of death, Mr. Yarber and Mr. Redmond are entitled to a lump sum payment benefit in the amount equal to the present value of the total annual retirement benefit payable under the Supplemental Executive Plan had they retired with 17 years of service on the date of death.

(6)
In the event of termination due to disability on December 31, 2006, Mr. Yarber would be entitled to three annual payments of $189,960 beginning in 2007 as a result of having three years of credited service in the Supplemental Executive Plan. Amount reflected is the present value of these payments.

(7)	The amount reflects the estimated lump sum death benefit proceeds payable to the named executive officer’s beneficiary upon death.

(8)
Amounts shown under termination due to a change in control for Mr. Yarber reflect a reduction of $2,327,221 as a result of the estimated payout exceeding the Section 280G cap limits in accordance with Mr. Yarber’s employment agreement in effect on December 31, 2006. Mr. Yarber’s employment agreement was amended in January 2007 to remove the Section 280G cap limits.

(9)
In the event of termination due to disability on December 31, 2006, Mr. Redmond would be entitled to two annual payments of $19,594 beginning in 2007 as a result of having two years of credited service in the Supplemental Executive Plan. Amount reflected is the present value of these payments.

(10)
Amounts shown under termination due to change in control for Mr. Redmond reflect a reduction of $274,505 as a result of the estimated payout exceeding the Section 280G cap limits in accordance with Mr. Redmond’s employment agreement.

Director Compensation

Director Fees. Directors who are also employees of the Company receive no compensation in their capacities as directors. However, outside directors receive an annual retainer fee of $10,000 ($30,000 in the case of the Chairman of the Board), as long as they attend at least 75% of the meetings of the board. Directors are also paid $750 ($2,000 in the case of the Chairman of the Board) for each board meeting they attend and $500 ($750 in the case of the Chairman of the committee, and $1,000 in the case of the Chairman of the Audit Committee) for each committee meeting the director attends.

Deferred Compensation Plan. Directors of the Company who are not also employees of the Company are eligible, pursuant to the Company’s Deferred Compensation Plan for Outside Directors (as Amended and Restated Effective January 1, 2005) (the “Directors’ Plan”), to defer receipt of any compensation paid to them for their services as a director, including retainer payments, if any, and amounts paid for attendance at meetings. Amounts deferred are credited to an account in the director’s name on the date that they would otherwise have been paid in cash. Amounts deferred are initially credited in cash, but provided the director remains an outside director and is not otherwise entitled to a distribution under the Directors’ Plan on the last day of the calendar year, all cash amounts credited to the director’s account for that year will be converted to “stock units.” Each stock unit is deemed to be equivalent to one share of Common Stock, and the number of stock units credited to a director’s account is determined by dividing 125% of the cash amounts credited during the year by the closing price of the Common Stock on the last trading day of the calendar year. Each participant’s account will be similarly credited in cash for dividends paid during the year, which amounts will be included in the cash amounts converted to stock units. A director is always 100% vested in all amounts credited to his or her account under the Directors’ Plan. Stock units credited under the Directors’ Plan do not provide any participant voting rights or any other rights or privileges enjoyed by shareholders of the Company.

All of the Company’s directors participate in the Directors’ Plan with the exception of James A. Barnwell, Jr., Oscar A. Keller, Jr., Ernest A. Koury, Jr. and Richard H. Shirley.

Amounts deferred and credited to a director’s account for years beginning before January 1, 2005 automatically become payable upon the director’s death, disability or retirement as a director. Amounts deferred for years beginning on or after January 1, 2005 become payable upon the first to occur of the director’s death, disability, retirement, or the specified date the director has elected to receive a distribution under the deferral election pursuant to which the amounts were deferred. All amounts also become payable upon a change in control of the Company, as such term is defined in the Directors’ Plan. In the sole discretion of the Company, the form of payment for stock units to be paid out under the Directors’ Plan may be either in cash or Common Stock. Stock units paid in cash will be valued using the closing price of the Common Stock on the last trading day immediately preceding the date the director becomes eligible to receive benefits. Any amounts credited to a director’s account in cash and not yet converted to stock units at the time the director becomes eligible to receive benefits will be paid in cash. For the year ended December 31, 2006, the Company recognized $763,000 of expense related to the Directors’ Plan.

Supplemental Retirement Plan for Directors. In May 2005, the Company established a Supplemental Retirement Plan for Directors (the “Supplemental Director Plan”) for certain of the Company’s directors who were serving as directors at that time. The Supplemental Director Plan is intended to compensate Company directors for the additional time spent on Company activities over the several years prior to 2005 without any corresponding increases in the director fees. The Supplemental Director Plan provides for a fixed annual retirement benefit to be paid to a director for a number of years equal to the director’s total years of board service, up to a maximum of ten years, with the Company and any company acquired by the Company prior to the effective date of the Supplemental Director Plan that did not have a separate director retirement plan. Assuming all current participants had ten years of service, the total maximum payment under the Supplemental Director Plan would be approximately $4.0 million. If all amounts were paid based on years of service as of the date hereof, the total payment to the current participants would be approximately $3.8 million. All current directors, except James A. Barnwell, Jr., Ernest A. Koury, Jr., James G. McClure, Jr., Richard H. Shirley and B. Grant Yarber are eligible to participate in the Supplemental Director Plan, and it is not anticipated at this time that any future directors will be permitted to participate in the Supplemental Director Plan. For the year ended December 31, 2006, the Company recognized $359,000 of expense related to the Supplemental Director Plan.

Additional retirement benefits accrue after each year of service and are payable for a maximum of ten years of service. In the event of a change in control (as defined in the Supplemental Director Plan) prior to a director’s termination of service on the board, in lieu of the annual retirement benefits described above, the director will instead receive a lump sum payment. The lump sum will be equal to the present value of the total annual retirement benefit payments due had the director retired with ten years of service on the change in control date. In the event of a director’s disability (as defined in the Supplemental Director Plan), the director’s accrued benefit will be paid to the director for the number of years equal to the director’s total years of service accrued under the Supplemental Director Plan. In the event of a director’s death prior to distribution of all benefits due under the Supplemental Director Plan, the director’s remaining benefits will be paid to the director’s designated beneficiary.

Equity Compensation. The Company granted stock options to nonemployee directors under the Equity Incentive Plan in years prior to 2006. All such awards were fully vested on the date of grant. The Company did not grant any equity awards to its nonemployee directors during 2006.

Other. Each of our directors is also covered by director and officer liability insurance and is entitled to reimbursement for reasonable out-of-pocket expenses in connection with meeting attendance.

The following table provides information related to the compensation of the Company’s nonemployee directors for the year ended December 31, 2006:

Name	Fees Earned or Paid in Cash	Change in Retirement Plan Present Value (1)	All Other Compensation (2)	Total

Charles F. Atkins (3)	$25,500	$3,440	$6,932	$35,872
James A. Barnwell, Jr. (4)	20,250	-	354,911	375,161
William C. Burkhardt (3)	25,250	38,759	6,833	70,842
Leopold I. Cohen (3)	30,250	42,393	8,208	80,851
John F. Grimes, III (3)	28,000	6,487	7,592	42,079
Robert L. Jones (3)	23,250	34,260	6,376	63,886
O. A. Keller, III (3)	74,000	33,403	23,866	131,269
Oscar A. Keller, Jr. (3)(5)	28,750	132,536	-	161,286
Ernest A. Koury, Jr.	20,000	-	-	20,000
James G. McClure, Jr. (4)	21,500	-	360,286	381,786
James D. Moser, Jr. (3)(6)	28,500	40,090	25,805	94,395
George R. Perkins, III (3)	25,500	1,108	6,921	33,529
Don W. Perry (3)	26,750	3,193	7,372	37,315
Carl H. Ricker, Jr. (3)	39,000	13,293	10,533	62,826
Richard H. Shirley (4)	23,000	-	354,911	377,911
J. Rex Thomas (3)	28,000	6,914	7,592	42,506
Samuel J. Wornom, III (3)	29,250	12,826	10,089	52,165

(1)
The amounts reflect the increase in the present value of directors’ benefits under the Supplemental Director Plan using assumptions consistent with those used in the Company’s financial statements. Benefits are paid under the Supplement Director Plan based on years of credited service. All directors have ten years of credited service as of December 31, 2006, except for Mr. Grimes (eight years), Mr. Moser (five years) and Mr. Ricker (nine years).

(2)	“All Other Compensation” includes a 25% premium for directors who defer compensation and dividends earned on stock units allocated to directors pursuant to the Directors’ Plan.

(3)
Compensation does not include stock options that may be exercised. As of December 31, 2006, nonemployee directors held stock options as follows: 12,000 stock options for Mr. Atkins; 16,300 stock options for Mr. Burkhardt; 12,750 stock options for Mr. Cohen; 9,500 stock options for Mr. Grimes; 13,500 stock options for Mr. Jones; 22,800 stock options for Mr. Keller, III; 16,750 stock options for Mr. Keller, Jr.; 3,000 stock options for Mr. Moser; 12,000 stock options for Mr. Perkins; 12,500 stock options for Mr. Perry; 5,487 stock options for Mr. Ricker; 12,750 stock options for Mr. Thomas; and 14,750 stock options for Mr. Wornom.

(4)
Amounts shown in “All Other Compensation” include payments of $354,911 made by Capital Bank on January 3, 2006 to each of Mr. Barnwell, Mr. McClure and Mr. Shirley for the buyout of their stock options on 1st State Bancorp common stock.

(5)
The amount shown in “Change in Retirement Plan Present Value” is greater for Mr. Keller Jr. due to the short period of time between the date the Supplemental Director Plan was adopted and the start of his benefit payments.

(6)
Amounts shown in “Change in Retirement Plan Present Value” and “All Other Compensation” include $19,578 and $18,000, respectively, related to retirement plans of First Community Financial Corporation that were assumed by the Company.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process, including the Company’s internal control over financial reporting, and the qualifications, independence and performance of the Company’s independent registered public accounting firm. The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.

The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are independent directors, as such term is defined by Nasdaq Marketplace Rules, including the special independence requirements applicable to audit committee members. The Audit Committee operates pursuant to an Audit Committee charter that is available on our website at www.capitalbank-nc.com or free of charge upon written request to the attention of A. Christine Baker, Capital Bank Corporation, 333 Fayetteville Street, Raleigh, North Carolina 27601. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles, internal controls over financial reporting and procedures designed to assure compliance with accounting standards and applicable laws and regulations, and for the report on the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for auditing the Company’s financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, and for attesting to management’s report on the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee the accounting and financial reporting process, and to review and discuss management’s report on the Company’s internal control over financial reporting. The members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accounting firm.

During 2006, the Audit Committee met nine times. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the Company’s internal auditor and the Company’s independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for its audits. The Audit Committee met with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal control over financial reporting, including the Public Company Accounting Oversight Board’s Auditing Standard No. 2 regarding the audit of internal control over financial reporting.

The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2006 with management and the independent registered public accounting firm. The Audit Committee reviewed and discussed with management and the independent registered public accounting firm management’s report on the Company’s internal control over financial reporting and the independent registered public accounting firm’s related attestation report. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect; has discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence; and has satisfied itself as to the independent registered public accounting firm’s independence. When considering the independence of the independent registered public accounting firm, the Audit Committee considered whether the services it provided to the Company beyond those rendered in connection with the audit of the Company’s consolidated financial statements, reviews of the Company’s interim consolidated financial statements included in its Quarterly Reports on Form 10-Q, and the attestation of management’s report on internal control over financial reporting were compatible with maintaining independence. The Audit Committee also reviewed, among other things, the audit, audit-related and tax services performed by, and the amount of fees paid for such services to, the independent registered public accounting firm. The Audit Committee received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.

Based upon the reports, reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 to be filed with the SEC. The Audit Committee also selected Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2007 and recommended that the selection be presented to the Company’s shareholders for ratification.

This report is submitted by the members of the Audit Committee:

James D. Moser, Jr., Chairman	Carl H. Ricker, Jr.
O. A. Keller, III	Richard H. Shirley
George R. Perkins, III	Samuel J. Wornom, III
Don W. Perry

Certain Transactions

Certain of the directors and executive officers of the Company, members of their immediate families and entities with which they are involved are customers of and borrowers from the Company in the ordinary course of business. As of December 31, 2006, total loans outstanding to directors and executive officers of the Company, and their associates as a group, equaled approximately $81.4 million (representing 50.3% of the Company’s total shareholders’ equity). Total individual and corporate obligations, direct and indirect, for any one director did not exceed 10% of the equity capital of the Company at any time during 2006. All outstanding loans and commitments included in such transactions are made substantially on the same terms, including rate and collateral, as those prevailing at the time in comparable transactions with other customers. In the opinion of management, these loans do not involve more than normal risk of collectability or contain other unfavorable features.

The Company has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers and principal shareholders of the Company, and their associates, on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. The Company generally considers credit relationships with directors and/or their affiliates to be immaterial and as not impairing the director’s independence so long as the terms of the credit relationship are similar to other comparable borrowers. The Company uses the following guidelines to determine the impact of a credit relationship on a director’s independence. The Company presumes that extensions of credit which comply with Federal Reserve Board Regulation O to be consistent with director independence. In other words, the Company does not consider normal, arm’s-length credit relationships entered into in the ordinary course of business to negate a director’s independence.

Regulation O requires such loans to be made on substantially the same terms, including interest rates and collateral, and following credit underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by Capital Bank with other persons. Such loans also may not involve more than the normal risk of repayment or present other unfavorable features. Additionally, no event of default may have occurred (that is, such loans are not disclosed as nonaccrual, past due, restructured, or potential problems). The Board of Directors must review any credit to a director or his or her related interests that has become criticized in order to determine the impact that such classification has on the director’s independence.

From time to time, certain relationships or transactions may arise that would be deemed acceptable and appropriate upon full disclosure, following review and approval by the Audit Committee (in accordance with Nasdaq Marketplace Rules) to ensure there is a legitimate business reason for the transaction and that the terms of the transaction are no less favorable to the Company than could be obtained from an unrelated person. Therefore, the Board of Directors has adopted the Policy and Procedures with Respect to Related Person Transactions, which is implemented through the Audit Committee of the Board of Directors and is designed to regularly monitor the appropriateness of any significant transactions with related persons (as such term is defined by SEC rules). The policy applies to any transaction required to be disclosed under Item 404(a) of Regulation S-K in which:

•	the Company or the Bank is a participant;

•	any related person (as defined in Item 404(a) of Regulation S-K) has a direct or indirect interest; and

•	the amount involved exceeds $120,000.

The policy requires notification to the Company’s chief accounting officer, prior the consummation of any related person transaction, describing the related person’s interest in the transaction, the material facts of the transaction, the benefits to the Company of the transaction, the availability of other sources of comparable products or services, and an assessment of whether the transaction is on terms that are comparable to the terms available to an unrelated third party or employees generally. The chief accounting officer then evaluates the proposed transaction and, if he determines that it is a related person transaction, submits the transaction to the Audit Committee for approval. The Audit Committee considers all of the relevant facts and circumstances available to it including (if applicable) but not limited to:

•	the benefits to the Company;

•
the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or to employees generally.

No member of the Audit Committee is permitted to participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person. The Audit Committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Audit Committee determines in good faith. If the transaction has already been consummated, the Audit Committee will undergo the same analysis as it does with a proposed transaction, and if it determines that the consummated transaction is a related person transaction, it will evaluate whether the consummated related person transaction should be ratified, amended, terminated or rescinded and whether any disciplinary action is appropriate.

O. A. Keller, III, the Chairman of the Board of the Company, is the father-in-law of a lawyer at the law firm that serves as principal outside counsel to the Company. In 2006, the Company paid legal fees to such firm for services rendered in the aggregate amount of approximately $431,000.

The Company leases certain office space for one of its branches from Crabtree Park, LLC, a company owned by SBJ Growth, LC, which is, in turn, owned by a series of trusts in each of which Robert L. Jones, a director of the Company, has a 25% beneficial interest. The lease for office space is between the Company and Crabtree Park, LLC. Prior to entering into the lease, the Company explored several other office sites for the relocation of its executive offices and, after evaluating competitive offers for office space at several other locations, selected the site owned by Crabtree Park, LLC. The lease, which is for a ten-year term, allocates 14,577 square feet at a price of $17.25 per square foot for executive offices, and 3,000 square feet at a price of $21.50 per square foot for a branch office. The Company moved into this space in July 2000 and subsequently moved its headquarters to 333 Fayetteville Street in downtown Raleigh in May 2006. Crabtree Park, LLC sold this property during 2006 to an unaffiliated company. During 2006, the Company paid rental payments to Crabtree Park, LLC in the aggregate amount of approximately $168,000. The Company now subleases the former executive offices of the building to an unaffiliated company. The Company believes that these and other terms of the lease were negotiated at arm’s length and are substantially the same to those prevailing for comparable transactions with other landlords in the marketplace.

The Company leases its South Asheville, North Carolina, office from Azalea Limited Partnership, a North Carolina limited partnership, of which Carl H. Ricker, Jr., a director of the Company, is general partner. The South Asheville facility, acquired through the merger with High Street Corporation, comprising approximately 9,000 square feet of office space, is leased at a current rate of approximately $210,000 per year with a 2% increase per year. The lease commenced September 16, 1997 and is for an initial term of 15 years, followed by three 10-year renewal options at the Company’s discretion. The Company believes that these and other terms of the lease were negotiated at arm’s length and are substantially the same to those prevailing for comparable transactions with other landlords in the marketplace.

The Company also entered into a lease in February 2004 with Mr. Ricker for its Leicester Highway branch in Asheville, North Carolina. The initial term of the lease is for 15 years followed by three 5-year renewal options at the Company’s discretion. The Leicester Highway facility is approximately 4,200 square feet, and the annual lease expense for the first five years is approximately $113,000. The annual rent increases 10% commencing with the sixth year of the lease and another 10% starting with the eleventh year of the lease. The Company believes that these and other terms of the lease were negotiated at arm’s length and are substantially the same to those prevailing for comparable transactions with other landlords in the marketplace.

The Company entered into a lease agreement in November 2005 for its new headquarters in downtown Raleigh with 333 Ventures, LLC. Grubb & Ellis|Thomas Linderman Graham, a commercial real estate brokerage and property management company, of which J. Rex Thomas, a director of the Company, is the President, represented the Company in the lease negotiations. Grubb & Ellis|Thomas Linderman Graham will receive a commission of approximately $227,000 from 333 Ventures, LLC for the services provided. The commission will be paid as follows: $113,000 in 2005, $73,000 in 2006, $21,000 in 2007 and $20,000 in 2008. Mr. Thomas will receive 40% of the commission paid to Grubb & Ellis|Thomas Linderman Graham as compensation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires certain of the Company’s officers and its directors to file reports of ownership and changes in ownership with the SEC. Officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on a review of reports that were filed with the SEC, all filing requirements under Section 16(a) were complied with during 2006, except that Mr. Moser failed to timely file one Form 4 report covering two late transactions.

PROPOSAL 2:  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. Although the selection and appointment of an independent registered public accounting firm is not required to be submitted to a vote of shareholders, the Audit Committee and Board of Directors each deem it advisable to obtain shareholder ratification of this appointment. If the shareholders do not ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm, the Audit Committee will evaluate the matter and consider what action, if any, to take as a result. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions and afforded an opportunity to make a statement.

Audit Firm Fee Summary

For the years ended December 31, 2006 and 2005, the Company retained Grant Thornton LLP to provide services in the categories and amounts presented below. Unless otherwise indicated, fees for fiscal 2006 and 2005 were billed by Grant Thornton LLP.
	Fiscal 2006	Fiscal 2005

Audit fees	$318,394	$159,453
Audit-related fees	13,650	14,801
Tax fees	-	-
All other fees	3,600	15,937
Total fees	$335,644	$190,191

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of the Company’s consolidated financial statements and internal controls over financial reporting for fiscal years 2006 and 2005, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q during fiscal years 2006 and 2005, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years. The amount for fiscal 2006 includes $62,400 for audit services related to fiscal 2005.

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for accounting consultation, collateral verification audits and audits of employee benefit plans.

Tax Fees. This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent registered public accounting firm for tax compliance, tax planning and tax advice. Tax compliance services consist of assistance with federal and state income tax returns.

All Other Fees. This category includes the aggregate fees billed in each of the last two fiscal years for products and services, including the review of registration statements, provided by the independent registered public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.” The Company paid Grant Thornton LLP and PricewaterhouseCoopers LLP $0 and $3,600, respectively, in 2006; and $6,837 and $9,100, respectively, in 2005, for services rendered in connection with the review of registration statements filed by the Company.

The Audit Committee has considered the compatibility of the nonaudit services performed by and fees paid to Grant Thornton LLP in fiscal 2006, and determined that such services and fees were compatible with its independence. During 2006, Grant Thornton LLP did not utilize any personnel in connection with the audit other than its full-time, permanent employees.

Policy for Approval of Audit and Nonaudit Services. The Audit Committee charter contains the Company’s policy regarding the approval of audit and nonaudit services provided by the independent registered public accounting firm. According to that policy, the Audit Committee must pre-approve all services, including all audit and nonaudit services to be performed by the independent registered public accounting firm. The Audit Committee approved all audit and nonaudit services described above in accordance with this policy. In determining whether to approve a particular audit or permitted nonaudit service, the Audit Committee will consider, among other things, whether such service is consistent with maintaining the independence of the independent registered public accounting firm. The Audit Committee will also consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service to the Company and whether the service might be expected to enhance the Company’s ability to manage or control risk or improve audit quality.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

PROPOSAL 3:  RESERVATION OF ADDITIONAL SHARES FOR ISSUANCE UNDER THE CAPITAL BANK CORPORATION DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS

On April 26, 2007, the Board of Directors unanimously authorized, subject to shareholder approval, the reservation of 125,000 additional shares of Common Stock for issuance under the Capital Bank Corporation Deferred Compensation Plan for Outside Directors, as amended and restated effective January 1, 2005 (the “Directors’ Plan”).

The Directors’ Plan is an elective deferred compensation plan that permits outside directors to defer receipt of their director fees. Fees deferred under the Directors’ Plan are converted to phantom shares or stock units at the end of each calendar year for record-keeping purposes. The stock units in a participant’s account under the Directors’ Plan will be paid out to each participant upon certain distribution events. The Company, in its sole discretion, may elect to pay a participant’s stock units in either cash or actual shares of Common Stock upon a distribution event under the Directors’ Plan. Subject to adjustment for stock splits, stock dividends and similar events, 200,000 shares of Common Stock were previously reserved for issuance under the Directors’ Plan.

As of December 31, 2006, a total of 113,159 stock units have been converted to shares of Company Common Stock and issued to participants or former participants in the Directors’ Plan. In addition, a total of 89,355 stock units have been allocated for future issuance to participants under the Directors’ Plan as of December 31, 2006. As a result, if the Board of Directors elects to make all future distributions to participants in shares of Common Stock rather than cash, all 200,000 shares of Common Stock previously reserved for issuance under the Directors’ Plan will be exhausted. If all 200,000 shares of Common Stock previously reserved under the Directors’ Plan are exhausted, the Board of Directors will be required to make future distributions (beyond the 200,000 shares presently available) in cash. Based solely on the closing price of the Common Stock as reported on Nasdaq Global Select Market on April 12, 2007, the maximum aggregate market value of the stock units currently reserved for future issuance under the Directors’ Plan is $992,823.

Reasons for Board Recommendation

The Board of Directors believes it is in the Company’s and shareholders’ best interests to more closely align the interests of the Company’s outside directors and shareholders by permitting outside directors to have their compensation tied directly to the long term performance of the Common Stock. The Directors’ Plan provides potential added compensation for outside directors consistent with gains in shareholder value such that participating directors are financially advantaged when shareholders are similarly financially advantaged.

The Directors’ Plan is an important component of the overall compensation strategy for outside directors, and the Board of Directors believes it is in the Company’s and shareholders’ best interests to maintain the Directors’ Plan so that the compensation of outside directors may be more directly tied to the overall performance of the Common Stock. Although required distributions to participants under the Directors’ Plan may be made in cash or shares of Common Stock, the Company believes it is essential that it retains the flexibility to make distributions either in cash or shares of Common Stock as the Company determines to be in the best interests of the Company at the time of the distribution. Without the reservation of additional shares, the Board of Directors will have to pay out a small number of stock units allocated to participants at the end of 2006 and any stock units allocated to participants in 2007 and later years solely in cash.

Further, the Board of Directors believes requiring that all future allocations under the Directors’ Plan be settled in cash will significantly limit its flexibility in administering the Directors’ Plan and, as a result, could reduce the amount of capital available to reinvest in the future growth of the Company. In addition, the Board of Directors believes that failure to reserve additional shares under the Directors’ Plan may reduce participation in the Directors’ Plan and thereby frustrate its efforts to more directly tie director compensation to the overall performance of the Common Stock. Accordingly, the Board recommends that 125,000 additional shares of Common Stock be reserved for issuance under the Directors’ Plan in order to ensure that the Company may continue to enjoy appropriate flexibility in making future distributions in either cash or shares of Common Stock.

Over the past three years, participants in the Directors’ Plan have been allocated an average of 27,996 stock units each year with outside directors allocated 18,912 stock units in 2004, 35,007 stock units in 2005, and 30,069 stock units 2006. Based on prior fee amounts, deferral elections, and the allocation options under the Directors’ Plan, the Board anticipates the additional 125,000 shares will allow for the distribution of all previously allocated stock units in shares, if desired, as well as the allocation of additional stock units under the Directors’ Plan through 2009. If the shareholders do not approve the reservation of additional shares for issuance under the Directors’ Plan, the Board of Directors and the Compensation/Human Resources Committee will evaluate the matter and consider what action, if any, to take as a result.

The Directors’ Plan as originally adopted at the formation of the Company’s subsidiary, Capital Bank, and the corresponding reservation of the 200,000 shares initially reserved for issuance under the Directors’ Plan was not required to be approved by shareholders of the Company and thus was not previously submitted to shareholders for approval. The Directors’ Plan was amended and restated effective January 1, 2005 in order to comply with new laws governing nonqualified deferred compensation plans under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The amended and restated version of the Directors’ Plan was approved by the Company’s shareholders at the 2005 Annual Meeting of Shareholders.

Vote Required

The Company is seeking shareholder approval of the reservation of 125,000 additional shares of Common Stock for issuance under the Directors’ Plan at this Annual Meeting in accordance with Nasdaq Marketplace Rules, which require shareholder approval prior to any material increase in the number of shares to be issued under an equity compensation plan through which stock may be acquired by officers, directors, employees, or consultants. As set forth in the Nasdaq Marketplace Rules, the affirmative vote of a majority of the total votes cast on Proposal 3 will be required for approval of the reservation of additional shares under the Directors’ Plan. Abstentions will be counted in tabulations of the votes cast on Proposal 3, whereas broker nonvotes will not be counted for purposes of determining whether Proposal 3 has been approved.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RESERVATION OF 125,000 ADDITIONAL SHARES OF COMMON STOCK FOR ISSUANCE UNDER THE CAPITAL BANK CORPORATION DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS (AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005). PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF A DIRECTION TO THE CONTRARY.

Description of the Directors’ Plan

The following description of certain features of the Directors’ Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the Directors’ Plan which is attached hereto as Appendix A.

Number of Shares Covered. As of December 31, 2006, zero shares out of the 200,000 shares initially reserved for issuance under the Directors’ Plan remain available for future allocation. Without the reservation of additional shares, the Directors’ Plan will have to pay out stock units earned in 2007 and later years in cash. If the reservation of 125,000 additional shares for issuance under the Directors’ Plan is approved by shareholders as recommended by the Board of Directors, a total of 325,000 shares, as adjusted for stock splits, stock dividends and similar events, will have been reserved for issuance under the Directors’ Plan.

Eligibility. Only “outside” (i.e., nonemployee) directors of the Company or a wholly owned subsidiary of the Company are eligible to participate in the Directors’ Plan. There are currently sixteen (16) nonemployee directors who are eligible to participate in the Directors’ Plan.

Election. A nonemployee director of the Company or a subsidiary may elect within thirty (30) days of first becoming a nonemployee director, and prior to the beginning of each calendar year thereafter, to defer payment of all or a portion of his or her director’s fees for the year. For years beginning on or after January 1, 2005, a director may also designate a specific date or dates to receive a specified portion of the amounts credited to his or her account as part of the deferral election for such amounts.

Crediting of Accounts. Amounts deferred are credited to an account in the director’s name on the date that they would otherwise have been paid in cash. Amounts deferred under the Directors’ Plan are initially credited in cash. Provided the director remains an outside director and is not otherwise entitled to a distribution under the Directors’ Plan, on the last day of the calendar year all cash amounts credited to the director’s account for that year shall be converted to stock units. Each stock unit is deemed to be equivalent to one share of Common Stock. The number of stock units credited to a director’s account is determined by dividing 125% of the cash amounts credited during the year by the closing price of the Common Stock on the last trading day of the calendar year. Each participant’s account will also be credited in cash for dividends paid during the year. At the end of the year, such dividend credits will be included in the cash amounts converted to stock units. A director is always 100% vested in all amounts credited to his or her account under the Directors’ Plan.

Adjustment of Stock Units. Stock units credited to a director’s account will be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a recapitalization, stock split, payment of a stock dividend or similar events.

No Shareholder Rights Afforded to Stock Units. Stock units credited under the Directors’ Plan do not provide any participant voting rights or any other rights or privileges enjoyed by shareholders of the Company.

Payment of Benefits. Amounts deferred and credited to a director’s account for years beginning before January 1, 2005 automatically become payable upon the director’s death, disability or retirement as a director. Amounts deferred for years beginning on or after January 1, 2005 become payable upon the first to occur of the director’s death, disability, retirement, or the specified date the director has elected to receive a distribution under the deferral election pursuant to which the amounts were deferred. All amounts also become payable upon a change in control of the Company, as such term is defined in the Directors’ Plan.

Form of Payment. In the sole discretion of the Company, the form of payment for stock units to be paid out under the Directors’ Plan may be either in cash or Common Stock. Benefits paid in Common Stock will be paid by issuing an equivalent number of shares, rounded up to the next whole number, of authorized and unissued shares of Common Stock. Stock units paid in cash will be valued using the closing price of the Common Stock on the last trading day immediately preceding the date the director becomes eligible to receive benefits. Any amounts credited to a director’s account in cash and not yet converted to stock units at the time the director becomes eligible to receive benefits will be paid in cash.

One-time Election To Terminate Participation or Revoke Prior Deferral Elections. As a result of deferred compensation rules imposed by Section 409A of the Code, the Directors’ Plan was amended to provide all current participants the right to terminate participation in the Directors’ Plan or cancel all or part of any previous deferral election under the Directors’ Plan by filing a written election with the Company by June 15, 2005. As a result of such amendment, 113,159 shares were distributed to outside directors in 2005.

Plan Administration. The Directors’ Plan provides for administration by the Board of Directors or, to the extent delegated by the Board, the Compensation/Human Resources Committee of the Board of Directors. The Board, or Compensation/Human Resources Committee to the extent applicable, has exclusive power to interpret and construe the terms of the Directors’ Plan, including determining eligibility for benefits under the Directors’ Plan.

Amendments and Termination. The Board of Directors may at any time modify, amend or terminate the Directors’ Plan; provided, however, that no such action may adversely affect the rights of amounts previously deferred and credited to participants’ accounts or accelerate the date of payment of any amount credited to a participant’s account if such acceleration would violate Code Section 409A.

Federal Income Tax Consequences. The following is a summary of the United States federal income tax consequences that generally arise with benefits deferred under the Directors’ Plan. This summary is intended as a guide to shareholders in determining whether they vote in favor of reserving additional shares of Common Stock under the Directors’ Plan and is not intended as tax advice for participants in the Directors’ Plan. The summary is based on the federal tax laws in effect as of the date of this Proxy Statement. The summary assumes that all amounts deferred and distributed under the Directors’ Plan arise from valid deferral elections and are exempt from, or comply with, Code Section 409A regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below. A participant’s valid election to defer fees under the Directors’ Plan will delay the participant’s recognition of income subject to taxes until the amount held in the participant’s account under the Directors’ Plan is distributed. Upon a distribution event, a participant will recognize as taxable income the value of such director’s account balance distributed regardless whether the distribution is made in cash or shares of Common Stock. If a participant’s account balance is paid in shares of Common Stock, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the distribution date. Any capital gain or loss will be long term gain if the stock is held for more than one year.

Plan Benefits. The table below shows the number of stock units allocated to the accounts of each of the outside directors participating in the Directors’ Plan and the current fair value of the stock units as of December 31, 2006:

Name	Number of Stock Units	Fair Value (1)

Charles F. Atkins	4,182	$72,474
James A. Barnwell, Jr.	-	-
William C. Burkhardt	4,014	69,563
Leopold I. Cohen	4,899	84,900
John F. Grimes, III	4,508	78,124
Robert L. Jones	4,047	70,135
O. A. Keller, III (2)	27,899	483,490
Oscar A. Keller, Jr.	-	-
Ernest A. Koury, Jr.	-	-
James G. McClure, Jr.	1,551	26,879
James D. Moser, Jr.	4,916	85,194
George R. Perkins, III	4,133	71,625
Don W. Perry	4,809	83,340
Carl H. Ricker, Jr.	6,105	105,800
Richard H. Shirley	-	-
J. Rex Thomas	4,507	78,106
Samuel J. Wornom, III (2)	13,785	238,894

(1)
For purposes of this table, fair market value is deemed to be $17.33 per share, the closing price of the Common Stock reported on the Nasdaq Global Select Market on December 29, 2006, the last trading day of the 2006 calendar year.

(2)	Mr. O. A. Keller, III and Mr. Wornom did not make a one-time election to receive payment of stock units in 2005, and each continued to defer compensation earned during 1997 through 2004.

Equity Compensation Plan Information

The following table provides information as of December 31, 2006 for all equity compensation plans of the Company (including individual arrangements) under which the Company is authorized to issue equity securities.

Plan Category	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in First Column) (1))

Equity compensation plans approved by security holders (2)	348,055	(3)	$13.58	192,209	(4)

Equity compensation plans not approved by security holders	N/A		N/A	N/A

Total	348,055		$13.58	192,209

(1)	Refers to shares of Common Stock.

(2)
The Company has assumed outstanding options originally granted by First Community Financial Corporation and High Street Corporation. These assumed options are not shown in the table but are exercisable for Common Stock, as follows:

• First Community Financial Corporation - 85,429 shares at a weighted average exercise price of $6.62 per share.

• High Street Corporation - 45,586 shares at a weighted average exercise price of $10.98 per share.

(3)	Includes 258,700 shares issuable upon exercise of outstanding options under the Equity Incentive Plan and 89,355 shares allocated to participant accounts under the Directors' Plan.

(4)	Includes 192,209 shares remaining for future issuance under the Equity Incentive Plan.

Options Assumed in Corporate Acquisitions. In connection with the Company’s acquisitions of First Community Financial Corporation and High Street Corporation, the Company assumed outstanding stock options that had been granted under the stock option plans of these acquired companies. As of December 31, 2006, these assumed options were exercisable for a total of 131,015 shares at a weighted average exercise price of $8.14 per share. The options originally granted by First Community Financial Corporation and High Street Corporation are fully vested and exercisable. The Company did not assume the stock option plans of these acquired companies, and since the closing of the acquisitions, no additional stock options have been granted, nor are any authorized to be granted, under any of these plans.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Any proposals which shareholders intend to present for a vote at the Company’s 2008 Annual Meeting of Shareholders, and which such shareholders desire to have included in the Company’s proxy materials relating to that meeting, must be received by the Company on or before December 28, 2007, which is 120 calendar days prior to the anniversary of the date of this Proxy Statement. Proposals received after that date will not be considered for inclusion in such proxy materials.

In addition, if a shareholder intends to present a matter for a vote at the 2008 Annual Meeting of Shareholders, other than by submitting a proposal for inclusion in the Company’s Proxy Statement for that meeting, the shareholder must give timely notice in accordance with SEC rules. To be timely, a shareholder’s notice must be received by the Company’s Corporate Secretary at its principal office, Capital Bank Plaza, 333 Fayetteville Street, Raleigh, North Carolina 27601, on or before March 13, 2008, which is not later than the close of business on the 45th day prior to the first anniversary of the date this Proxy Statement was released to shareholders. It is requested that such notice set forth (a) as to each matter the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; and (b) the name and record address of the shareholder, the class and number of shares of Common Stock of the Company that are beneficially owned by the shareholder and any material interest of the shareholder in such business.

MISCELLANEOUS

As of the date hereof, the Company knows of no other business that will be presented for consideration at the Annual Meeting. However, the enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters for which the Company did not receive timely written notice; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee is named in this Proxy Statement and such nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rule 14a-8 or Rule 14a-9 under the Exchange Act; and (v) matters incidental to the conduct of the meeting. If any such matters come before the meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their judgment.

ADDITIONAL INFORMATION

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, including the financial statements and schedules thereto, as filed with the SEC will be furnished upon written request, without charge to any Company shareholder. Such requests should be addressed to A. Christine Baker, P.O. Box 18949, Raleigh, North Carolina 27619-8949.

Shareholders Sharing the Same Last Name and Address. Only one Annual Report and Proxy Statement may be delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request a separate copy of the Annual Report and Proxy Statement to a shareholder at a shared address to which a single copy of the documents was delivered. Requests for additional copies should be directed to A. Christine Baker, P.O. Box 18949, Raleigh, North Carolina 27619-8949 (telephone number 919-645-6404). Shareholders sharing an address and currently receiving a single copy may contact Ms. Baker as described above to request that multiple copies be delivered in future years. Shareholders sharing an address and currently receiving multiple copies may request delivery of a single copy in future years by contacting Ms. Baker as described above.

ALL SHAREHOLDERS ARE ENCOURAGED TO SIGN, DATE AND RETURN THEIR PROXY SUBMITTED WITH THIS PROXY STATEMENT AS SOON AS POSSIBLE IN THE ENVELOPE PROVIDED. IF A SHAREHOLDER ATTENDS THE ANNUAL MEETING, HE OR SHE MAY REVOKE HIS OR HER PROXY AND VOTE IN PERSON.

By Order of the Board of Directors

/s/ Nancy A. Snow
Vice President and Corporate Secretary
April 27, 2007

APPENDIX A

CAPITAL BANK CORPORATION

DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS
(As Amended and Restated Effective January 1, 2005)

ARTICLE I
DEFINITIONS

1.1 “Account” means the memorandum account for each Participant detailing the Stock Units credited to the Participant.

1.2 “Beneficiary” means the person or persons, including estates and trusts, entitled to receive any benefits under this Plan which become payable as a result of a Participant’s death.

1.3 “Board” means the Corporation’s Board of Directors, unless otherwise indicated.

1.4 “Common Stock” means the common stock of the Corporation.

1.5 “Compensation” means each Participant’s compensation paid by the Corporation or a Subsidiary for services as a Director, including retainer payments and amounts paid for attendance at the Corporation’s or a Subsidiary’s Board and Board committee meetings.

1.6 “Corporation” means Capital Bank Corporation, a North Carolina corporation.

1.7 “Deferral Date” means January 1, 1998 and January 1 (or the first business day thereafter if January 1 is not a business day) of each calendar year thereafter.

1.8 “Director” means a member of the Corporation’s or a Subsidiary’s Board of Directors.

1.9 “Disability” means any physical or mental impairment which, in the opinion of the Compensation Committee of the Board (the “Committee”), constitutes a “disability” as such term is defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder and makes continued service as a Director inadvisable.

1.10 “Participant” means an eligible Director who participates in the Plan pursuant to Article III.

1.11 “Plan” means this Deferred Compensation Plan for Outside Directors.

1.12 “Stock Units” means the amounts credited to the Account of a Participant as described in Section 3.2.

1.13 “Subsidiary” means a wholly owned subsidiary of the Corporation.

ARTICLE II
ELIGIBILITY

Any individual who is a member of the Corporation’s Board or a Subsidiary’s Board and who is not also an employee of the Corporation or a Subsidiary is eligible to participate in the Plan.

ARTICLE III
DEFERRAL OF COMPENSATION

3.1 Deferral Election. The individuals described in Article II shall be eligible to participate in the Plan and may do so by filing a written election with the Corporation in the form attached or other form approved by the Corporation. Elections shall state the amount of deferred Compensation to be credited to the Participant’s Account as Stock Units. In the first year in which a Director becomes eligible to participate in the Plan, the newly eligible Director may make an election within 30 days after the date the Director becomes eligible to defer Compensation for services to be performed subsequent to the election. Except as otherwise provided herein, elections to defer payment of compensation must be made before the beginning of the calendar year for which the Compensation is payable and shall be irrevocable for such calendar year.

Any election made pursuant to this Section shall remain in effect for all subsequent calendar years unless the Participant amends or revokes the election by delivering a revised written election to the Corporation by December 31 of the calendar year preceding the calendar year to which the revised election applies.

With respect to amounts deferred for years beginning on or after January 1, 2005, any election made pursuant to this Section may also designate a specific date or dates for a Participant to receive a specified portion of such amount then credited to his or her Account in the form of Stock Units. Payments of such amounts on the specified date(s) will be subject to the payment provisions of Article IV. No amounts deferred for years beginning prior to January 1, 2005 may be paid on a date specified pursuant to an election described in this paragraph.

3.2 Crediting of Account.

(a) The amount of Compensation that is deferred by a Participant under the Plan will be credited to his or her Account as a dollar amount on the dates such Compensation would otherwise have been paid to the Participant. The amount so credited shall not be expressed in the form of Stock Units until the end of the calendar year. Each whole Stock Unit shall be deemed to be equivalent to one share of Common Stock. The number of Stock Units to be credited to a Participant’s Account shall be the number of whole and fractional shares of Common Stock determined by dividing 125% of the total dollar amount credited to the Participant’s Account for the year pursuant to this Section 3.2(a) and Section 3.2(b) below by the closing price of the Common Stock on the last trading day of the calendar year.

(b) On any date the Corporation pays a cash dividend or distribution with respect to its outstanding shares of the Common Stock, each Participant’s Account will be credited with a cash amount equal to the number of Stock Units previously credited to the Participant’s Account, multiplied by the per share amount of the cash dividend. The amount so credited shall be added to the dollar amount credited during the calendar year to the Participant’s Account and expressed in the form of Stock Units at the end of the calendar year according to Section 3.2(a) above.

ARTICLE IV
PAYMENT OF BENEFITS

4.1 Right to Benefits.

(a) Subject to the provisions of Article VI, a Participant (or his or her Beneficiary in the case of the Participant’s death) shall be entitled to payment of benefits hereunder upon the first to occur of the Participant’s death, Disability, retirement as a Director or, with respect to amounts deferred for years beginning on or after January 1, 2005, the specified date(s) the Participant has elected to receive a distribution pursuant to Section 3.1. A Participant who ceases to be a Director but who continues his or her service as a member of an advisory board of directors of the Corporation or a subsidiary shall not be deemed to have “retired” for purposes of this Section 4.1

(b) No date specified by a Participant to receive a distribution pursuant to Section 3.1 may be accelerated. A Participant may elect to postpone a specified payment date provided such postponement satisfies applicable law. Under current law, any election to postpone a specified payment date (i) may not take effect until at least 12 months after the date such election is made, (ii) may not be for less than 5 years after the original specified payment date and (iii) must be made no later than 12 months prior to the first payment date originally specified.

(c) Notwithstanding any provisions of this Plan to the contrary, in accordance with the transition guidance provided under Section 409A of the Code, each Participant in the Plan as of January 1, 2005 shall have the right to make a one-time irrevocable election to terminate his or her participation in the Plan or cancel all or a portion of his or her prior deferral elections pursuant to the Plan. In order to effect such termination or cancellation, the Participant must file a written election with the Corporation no later than June 1, 2005. In the event of such election, all deferral amounts subject to such termination or cancellation election will be paid out to the Participant in accordance with Sections 4.2 and 4.3 below.

4.2 Payment of Stock Units. Benefits represented by Stock Units shall be paid, in the Corporation’s sole discretion, either in stock or in cash. Benefits paid in stock shall be paid by the Corporation by issuing an equivalent number of shares, rounded up to the next whole number, of authorized and unissued shares of Common Stock. Benefits paid in cash shall be paid at the value of the shares represented by the Stock Units on the date the Participant becomes eligible to receive benefits and shall be paid by the Corporation, unless the Corporation, in its sole discretion establishes a trust in connection with this Plan, in which case, such benefits may be paid by the trustee of such trust. For such purposes, the value of such Common Stock shall be the last trading price of such Common Stock on the last trading day immediately preceding the date on which the Participant becomes eligible to receive such benefits. Payment shall be made to the Participant within 60 days after the Participant becomes eligible to receive such benefits.

4.3 Payment of Cash. The provisions of Sections 3.2 and 4.2 notwithstanding, any cash amounts then credited to a Participant’s account but not yet expressed as Stock Units shall be paid in the form of cash upon the payment date of any such amounts hereunder.

ARTICLE V
BENEFICIARIES

5.1 Designation of Beneficiary. A Participant may designate a Beneficiary to receive benefits under the Plan upon the Participant’s death by filing a written designation with the Corporation in the form attached or other form approved by the Corporation. If more than one Beneficiary is named, the share and precedence of each Beneficiary shall be indicated. A Participant shall have the right to change the Beneficiary by submitting a revised written designation to the Corporation but no such change shall be effective until acknowledged in writing by the Corporation.

If no Beneficiary is named pursuant to this Section 5.1, the Participant’s Beneficiary will be the Participant’s spouse, if any, or the Participant’s estate, if the Participant has no spouse.

5.2 Payment to Beneficiary. If the Corporation has any doubt as to the proper Beneficiary to receive payments under the Plan, the Corporation shall have the right to withhold those payments until the matter is finally determined to the satisfaction of the Corporation. Any payment made by the Corporation in good faith and in accordance with this Plan shall fully discharge the Corporation from all further obligations with respect to such payment.

In making any payment to or for the benefit of any minor or incompetent Beneficiary, the Board, in its sole and absolute discretion, may make a distribution to a legal or natural guardian or other relative of a minor or a court appointed committee of such incompetent. The Board may also, in its sole and absolute discretion, make a payment to any adult with whom the minor or incompetent temporarily or permanently resides. The receipt by a guardian, committee, relative or other person shall be a complete discharge to the Corporation and each Subsidiary. Neither the Board nor the Corporation nor any Subsidiary shall have any responsibility to see to the proper application of any payments so made.

ARTICLE VI
RECAPITALIZATION; CHANGE IN CONTROL

6.1 Recapitalization or Stock Dividend. The number of Stock Units credited to a Participant’s Account shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Corporation resulting from a subdivision or consolidation of shares or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of such shares effected without receipt of consideration by the Corporation.

6.2 Change in Control.

(a) In the event of a “Change in Control” as such term is defined below, all amounts deferred pursuant to this Plan will be payable in full in accordance with Article IV above upon the consummation of such event or transaction constituting a Change in Control.

(b) For purposes of this Plan, the term “Change in Control” shall mean any of the following:

(i) Any “person” (as such term is used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”)) acquiring “beneficial ownership” (as such term is used in Rule 13d-3 under the Act), directly or indirectly, of securities of the Corporation, the parent holding company of Capital Bank (the “Bank”), representing more than fifty percent (50%) of the total fair market value or total voting power of the Corporation’s then outstanding voting securities (the “Voting Power”), but excluding for this purpose an acquisition by the Corporation or by an employee benefit plan (or related trust) of the Corporation.

(ii) The shareholders of the Corporation approve a reorganization, share exchange, merger or consolidation related to the Corporation following which the owners of the Voting Power of the Corporation immediately prior to the closing of such transaction do not beneficially own, directly or indirectly, more than forty percent (40%) of the Voting Power of the Corporation.

(iii) A majority of the Corporation’s Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Corporation’s Board prior to the date of such appointment or election.

(iv) The shareholders of the Corporation approve a complete liquidation or dissolution of the Corporation, or a sale or other disposition of all or greater than 60% of the assets of the Corporation.

In no event, however, will a “Change in Control” include a transaction, or series of transactions, whereby the Corporation or the Bank becomes a subsidiary of a holding company if the shareholders of the holding company are substantially the same as the shareholders of the Corporation prior to such transaction or series of transactions.

6.3 Administration by Board. To the extent that the adjustments relate to Common Stock or securities of the Corporation, the adjustments described in this Article VI shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

ARTICLE VII
NATURE OF THE CORPORATION’S OBLIGATION

The Corporation’s obligation under this Plan shall be an unfunded and unsecured promise to pay benefits in the form of Common Stock. The Corporation shall not be obligated under any circumstances to fund its financial obligations under this Plan. The Plan at all times shall be entirely unfunded both for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Corporation may, however, in its sole discretion at any time make provision for segregating assets of the Corporation for payment of any benefits hereunder by establishing a trust to hold such assets.

All assets which the Corporation may acquire to help cover its financial liabilities, whether or not held in trust, are and remain general assets of the Corporation subject to the claims of its creditors. The Corporation does not give, and the Plan does not give, any beneficial ownership interest in any asset of the Corporation to a Participant or his or her Beneficiary. All rights of ownership in any assets are and remain in the Corporation.

The Corporation’s liability for payment of benefits hereunder shall be determined only under the provisions of this Plan as it may be amended from time to time.

ARTICLE VIII
CLAIMS PROCEDURE

8.1 Claims Reviewer. For purposes of handling claims with respect to this Plan, the “Claims Reviewer” shall be the Corporation unless another person or organizational unit is designated by the Corporation as Claims Reviewer.

8.2 Review of Claims. An initial claim for benefits under the Plan must be made by the Participant or his or her Beneficiary in writing. Not later than 90 days after receipt of such a claim, the Claims Reviewer will render a written decision on the claim to the claimant, unless special circumstances require the extension of such 90-day period. If such extension is necessary, the Claims Reviewer shall provide the Participant or the Beneficiary with written notification of such extension before the expiration of the initial 90-day period. Such notice shall specify the reason or reasons for such extension and the date by which a final decision can be expected. In no event shall such extension exceed a period of 90 days from the end of the initial 90-day period. In the event the Claims Reviewer denies the claim of a Participant or the Beneficiary in whole or in part, the Claims Reviewer’s written notification shall specify, in a manner calculated to be understood by the claimant, the reason for the denial; a reference to the Plan or other document or form that is the basis for the denial; a description of any additional material or information necessary for the claimant to perfect the claim; an explanation as to why such information or material is necessary; and an explanation of the applicable claims procedure. Should the claim be denied in whole or in part and should the claimant be dissatisfied with the Claims Reviewer’s disposition of the claimant’s claim, the claimant may have a full and fair review of the claim by the Corporation upon written request therefore submitted by the claimant or the claimant’s duly authorized representative and received by the Corporation within 60 days after the claimant receives written notification that the claimant’s claim has been denied. In connection with such review, the claimant or the claimant’s duly authorized representative shall be entitled to review pertinent documents and submit the claimant’s views as to the issues, in writing. The Corporation shall act to deny or accept the claim within 60 days after receipt of the claimant’s written request for review unless special circumstances require the extension of such 60-day period. If such extension is necessary, the Corporation shall provide the claimant with written notification of such extension before the expiration of such initial 60-day period. In all events, the Corporation shall act to deny or accept the claim within 120 days of the receipt of the claimant’s written request for review. The action of the Corporation shall be in the form of a written notice to the claimant and its contents shall include all of the requirements for action on the original claim. In no event may a claimant commence legal action for benefits the claimant believes are due the claimant until the claimant has exhausted all of the remedies and procedures afforded the claimant by this Article VIII.

ARTICLE IX
RIGHTS TO ASSETS

9.1 Unsecured General Creditor Status. The rights of a Participant, Beneficiary or any other person claiming through the Participant or Beneficiary shall be solely those of an unsecured general creditor of the Corporation. Such persons shall have the right to receive payments specified under this Plan only from the Corporation or from any trust established in connection with the Plan and have no right to look to any specific or special property separate from the Corporation to satisfy a claim for benefit payments.

9.2 No Right to Specific Assets. A Participant, Beneficiary, or any other person claiming through the Participant or Beneficiary shall have no right, claim, security interests, or any beneficial ownership interest whatsoever in any general asset that the Corporation may acquire or use to help support its financial obligations under this Plan. Any asset used or acquired by the Corporation in connection with the liabilities it has assumed under this Plan shall not be deemed to be held under a funded trust for the benefit of the Participant or his Beneficiary, and no general asset shall be considered security for the performance of the obligations of the Corporation. Any such asset shall remain a general unpledged and unrestricted asset of the Corporation. Notwithstanding the above, a Participant or Beneficiary may assert his or her rights under the Plan against a nonqualified trust established by the Corporation in connection with the Plan, subject to the terms of such trust.

A Participant’s participation in the acquisition of any asset of the Corporation shall not constitute a representation to the Participant, Beneficiary or any person claiming through the Participant or Beneficiary that any of them has a special or beneficial interest in any asset.

ARTICLE X
ADMINISTRATION

The Plan shall be administered by the Board of Directors of the Corporation or, if designated by the Board, the Committee, which shall have the authority, duty and power to interpret and construe the provisions of the Plan as the Board or Committee deems appropriate including the authority to determine eligibility for benefits under the Plan. The Board or Committee shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder. The interpretations, determinations, and calculations of the Board or Committee shall be final and binding on all persons and parties concerned.

ARTICLE XI
VOTING RIGHTS

No Participant or Beneficiary shall be deemed to receive any voting rights or any other rights and privileges enjoyed by shareholders of the Corporation by reason of Stock Units being credited to his Account.

ARTICLE XII
TERMINATION, AMENDMENT, MODIFICATION OR SUPPLEMENTATION OF THE PLAN

Subject to shareholder approval if required by applicable laws, rules and regulations, the Board shall retain the sole and unilateral right to terminate, amend, modify or supplement this Plan, in whole or in part, at any time, but only with respect to future calendar years. No termination, amendment, modification or supplement of this Plan shall accelerate the date of payment of any amount credited to a Participant’s Account prior to the date of any such action to the extent such acceleration would constitute a violation of section 409A of the Code.

ARTICLE XIII
RESTRICTION ON ALIENATION OF BENEFITS

No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to the benefit. If any Participant or Beneficiary under the Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to a benefit under this Plan, then such right or benefit, in the discretion of the Board, shall cease. In these circumstances, the Board may hold or apply the benefit, or any part of it, for the benefit of the Participant or Beneficiary, spouse, children, or other dependents of the Participant or Beneficiary, or any of them, in such manner and in such portion as the Board may deem proper.

ARTICLE XIV
ARBITRATION

In the event a Participant or Beneficiary disagrees with the amount of benefit to be paid as determined by the Corporation pursuant to the procedures set out in Article VIII and no satisfactory settlement can be reached, the claimant may submit the dispute to binding arbitration under the rules of the American Arbitration Association then in effect for Charlotte, North Carolina. The decisions of the arbitrator(s) shall be binding on all parties to the arbitration, and their heirs, successors and assigns.

ARTICLE XV
GOVERNING LAW

This Plan shall be governed by the laws of the State of North Carolina except to the extent preempted by ERISA or other federal law.

IN WITNESS WHEREOF, the Corporation does hereby adopt the Plan as of this the 21st day of April, 2005.

CAPITAL BANK CORPORATION

By: /s/ Richard W. Edwards
Richard W. Edwards
Executive Vice President and
Chief Financial Officer

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints B. Grant Yarber and A. Christine Baker, and each of them, as attorney and proxy of the undersigned, with the full power of substitution, to represent the undersigned and to vote all of the shares of stock in Capital Bank Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Sheraton Raleigh Hotel located at 421 S. Salisbury Street, Raleigh, NC 27601 on May 24, 2007 at 5:00 p.m. local time, and any adjournments or postponements thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting and any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS LISTED.

1. Election of Class I Directors:

☐ For	☐ Withhold	☐ For All Except

Class I Directors:
Charles F. Atkins, Oscar A. Keller, Jr., James G. McClure, Jr., James D. Moser, Jr., Don W. Perry and B. Grant Yarber.

INSTRUCTION: To withhold authority to vote for any individual nominee above, mark “For All Except” and write that nominee’s name in the space provided below.

2. Ratify appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2007:

☐ For	☐ Against	☐ Abstain

3. Approve the reservation of an additional 125,000 shares of Capital Bank Corporation common stock for issuance under the Capital Bank Corporation Deferred Compensation Plan for Outside Directors:

☐ For	☐ Against	☐ Abstain

DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY WITH RESPECT TO CERTAIN MATTERS, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN.

WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN THE FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN THE PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

Please be sure to sign and date this Proxy in the box below.

Date

Shareholder sign above

Co-holder (if any) sign above

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.